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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Filed by a Party other than the Registrant ☐
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Texas Roadhouse, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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April 7, 2017

To our Shareholders:

        You are cordially invited to attend the 2017 Annual Meeting of Shareholders of Texas Roadhouse, Inc. on Thursday, May 18, 2017. The meeting will be held at the Texas Roadhouse Support Center, 6040 Dutchmans Lane, Louisville, Kentucky at 9:00 a.m. eastern daylight time.

        The official Notice of Annual Meeting, Proxy Statement and Proxy Card are enclosed with this letter.

        Please take the time to read carefully each of the proposals for shareholder action described in the accompanying proxy materials. Whether or not you plan to attend, you can ensure that your shares are represented at the meeting by promptly completing, signing and dating your proxy card and returning it in the enclosed postage-paid envelope. Shareholders of record can also vote by touch-tone telephone from the United States, using the toll-free number on the proxy card, or by the Internet, using the instructions on the proxy card. If you attend the meeting, you may revoke your proxy and vote your shares in person.

        Your interest and participation in the affairs of the Company are greatly appreciated. Thank you for your continued support.

Sincerely, W. Kent Taylor Chairman, Chief Executive Officer

TEXAS ROADHOUSE, INC.
6040 Dutchmans Lane
Louisville, Kentucky 40205

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 18, 2017

To the Shareholders:

        The Annual Meeting of Shareholders (the "Annual Meeting") of Texas Roadhouse, Inc. (the "Company") will be held at the Texas Roadhouse Support Center, 6040 Dutchmans Lane, Louisville, Kentucky on Thursday, May 18, 2017 at 9:00 a.m. eastern daylight time.

        At the Annual Meeting you will be asked to:

  •
  elect two directors to the Board of Directors, each for a term of one year;

  •
  ratify the appointment of KPMG LLP as the Company's independent auditors;

  •
  hold an advisory vote on executive compensation;

  •
  hold an advisory vote on the frequency of the advisory vote on executive compensation;

  •
  hold an advisory vote on a shareholder proposal regarding the issuance of a sustainability report by the Company, if properly presented at the Annual Meeting; and

  •
  transact such other business as may properly come before the meeting.

        A Proxy Statement describing matters to be considered at the Annual Meeting is attached to this notice. Only shareholders of record at the close of business on March 20, 2017 are entitled to receive notice of and to vote at the meeting.

By Order of the Board of Directors,

Celia Catlett General Counsel and Corporate Secretary

Louisville, Kentucky
April 7, 2017

IMPORTANT

        WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING, PLEASE SUBMIT YOUR VOTE USING ONE OF THE VOTING METHODS DESCRIBED IN THE ATTACHED MATERIALS. IF YOU ATTEND THE MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE YOUR SHARES IN PERSON.

        IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2017 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 18, 2017: Our Proxy Statement related to our 2017 Annual Meeting of Shareholders, our Annual Report on Form 10-K for the fiscal year ended on December 27, 2016 and our Annual Report to Shareholders for the fiscal year ended on December 27, 2016 are available on our website at www.texasroadhouse.com in the Investors section.

TEXAS ROADHOUSE, INC.

6040 Dutchmans Lane
Louisville, Kentucky 40205

PROXY STATEMENT
ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 18, 2017

        This proxy statement and accompanying proxy card are being furnished in connection with the solicitation of proxies by the board of directors (the "Board") of Texas Roadhouse, Inc., a Delaware corporation, to be voted at the Annual Meeting of Shareholders (the "Annual Meeting") and any adjournments thereof. In this proxy statement, references to the "Company," "we," "us" or "our" refer to Texas Roadhouse, Inc. This proxy statement and accompanying proxy card are first being mailed to shareholders on or about April 7, 2017.

        The Annual Meeting will be held at the Texas Roadhouse Support Center, Louisville, Kentucky on Thursday, May 18, 2017 at 9:00 a.m. eastern daylight time, for the purposes set forth in this proxy statement and the accompanying notice of Annual Meeting.

SUMMARY OF MATTERS REQUIRING SHAREHOLDER ACTION

Proposal 1—Election of Directors

        The affirmative vote of a plurality of the votes entitled to be cast by the holders of the Company's common stock present in person or represented by proxy is required to elect each nominee. Election by a plurality means that the director nominee with the most votes for the available slot is elected for that slot. You may vote "FOR" each nominee or you may "WITHHOLD AUTHORITY" to vote for each nominee. Unless you "WITHHOLD AUTHORITY" to vote for a nominee, your proxy will be voted "FOR" the election of the individuals nominated as directors.

        Our Board has adopted a majority voting policy for uncontested director elections. Under this policy, any nominee who receives fewer "FOR" votes than "WITHHOLD" votes is required to offer his or her resignation. Our nominating and corporate governance committee would then consider the offer of resignation and make a recommendation to our independent directors as to the action to be taken with respect to the offer.

  The Board recommends that you vote "FOR" the nominees.

Proposal 2—Ratification of Independent Auditors

        The proposal to ratify the appointment of KPMG LLP as the Company's independent auditors for the fiscal year ending December 26, 2017 must be approved by the affirmative vote of a majority of the shares present (in person or by proxy) and entitled to vote. You may vote "FOR" or "AGAINST" the ratification, or you may "ABSTAIN" from voting on this proposal. A vote to "ABSTAIN" will have the same effect as a vote "AGAINST" this proposal.

  The Board recommends that you vote "FOR" this proposal.

Proposal 3—Advisory Vote on Approval of Executive Compensation

        The outcome of the advisory vote on whether to approve the executive compensation detailed in this proxy statement (including the Compensation Discussion and Analysis, the Executive Compensation section and the other related executive compensation tables and related discussions) will be determined by the affirmative vote of a majority of the shares present (in person or by proxy) and entitled to vote. You may vote "FOR" or "AGAINST" approval of the executive compensation, or you may "ABSTAIN" from voting on this proposal. A vote to "ABSTAIN" will have the same effect as a vote "AGAINST" approval of the executive compensation.

  The Board recommends that you vote "FOR" this proposal.

Proposal 4—Advisory Vote on the Frequency of the Advisory Vote on Executive Compensation

        The outcome of the advisory vote on how often the Company should hold an advisory vote on executive compensation will be determined by the affirmative vote of a plurality of the shares present (in person or by proxy) and entitled to vote. You may select a frequency of "EVERY YEAR," "EVERY TWO YEARS" or "EVERY THREE YEARS", or you may "ABSTAIN" from voting on this proposal. The choice receiving the most votes will be the frequency selected by the shareholders, so abstentions will not affect the outcome of the vote on this proposal.

  The Board recommends that you select "EVERY YEAR" for this proposal.

Proposal 5—Advisory Vote on the Shareholder Proposal Regarding the Issuance of a Sustainability Report by the Company

        The outcome of the vote on whether the Company should issue a sustainability report describing the Company's present philosophy and approach to various environmental, social and governance risks and opportunities within one year of the Annual Meeting will be determined by the affirmative vote of a majority of the shares present (in person or by proxy) and entitled to vote. You may vote "FOR" or "AGAINST" the shareholder proposal, or you may "ABSTAIN" from voting on this proposal. A vote to "ABSTAIN" will have the same effect as a vote "AGAINST" approval of the shareholder proposal.

  The Board recommends that you vote "AGAINST" this proposal.

Other Matters

        As of the date of this proxy statement, the Board knows of no matters that will be presented for consideration at the Annual Meeting other than those matters discussed in this proxy statement. If any other matters should properly come before the Annual Meeting and call for a vote of shareholders, validly executed proxies in the enclosed form returned to us will be voted in accordance with the recommendation of the Board, or, in the absence of such a recommendation, in accordance with the judgment of the proxy holders. Any such additional matter must be approved by an affirmative vote of a majority of the shares present (in person or by proxy) and entitled to vote at the Annual Meeting.

INFORMATION ABOUT PROXIES AND VOTING

Record Date and Voting Securities

        The Board has fixed the record date (the "Record Date") for the Annual Meeting as the close of business on March 20, 2017. Only shareholders of record at the close of business on the Record Date will be entitled to vote at the Annual Meeting and at any adjournment or postponement thereof. At the close of business on the Record Date, there were outstanding 70,907,167 shares of common stock, each of which is entitled to one vote per share on all matters to be considered at the Annual Meeting.

        The presence in person or by proxy of the holders of a majority of the shares of common stock will constitute a quorum for the transaction of business at the Annual Meeting. Shares of common stock represented by properly executed proxies received before the close of voting at the Annual Meeting will be voted as directed by such shareholders, unless revoked as described below.

Revocability of Proxies

        A shareholder who completes and returns the proxy card that accompanies this proxy statement may revoke that proxy at any time before the closing of the polls at the Annual Meeting. A shareholder may revoke a proxy by voting at a later date by one of the methods described on the proxy card or by filing a written notice of revocation with, or by delivering a duly executed proxy bearing a later date to, the Corporate Secretary of the Company at the Company's main office address at any time before the Annual Meeting. Shareholders may also revoke proxies by delivering a duly executed proxy bearing a later date to the inspector of election at the Annual Meeting before the close of voting or by attending the Annual Meeting and voting in person. You may attend the Annual Meeting even though you have executed a proxy, but your presence at the Annual Meeting will not automatically revoke your proxy.

Solicitation of Proxies

        The cost of solicitation of proxies being solicited on behalf of the Board will be borne by us. In addition to solicitation by mail, proxies may be solicited personally, by telephone or other means by our directors, officers or employees, who receive no additional compensation for these solicitation activities. We will, upon request, reimburse brokerage houses and persons holding common stock in the names of their nominees for their reasonable out-of-pocket expenses in sending materials to their principals.

Other Voting Considerations

  Broker Non-Votes

        Under rules of the New York Stock Exchange, matters subject to shareholder vote are classified as "routine" or "non-routine." In the case of routine matters, brokers may vote shares held in "street name" in their discretion if they have not received voting instructions from the beneficial owner. In the case of non-routine matters, brokers may not vote shares unless they have received voting instructions from the beneficial owner ("broker non-votes"); therefore, it is important that you complete and return your proxy early so that your vote may be recorded.

        The election of directors (Proposal 1) is a non-routine matter under the applicable rules, so broker non-votes may occur. However, broker non-votes do not count as shares entitled to vote. Because the election is decided by a plurality of shares present (in person or by proxy) and entitled to vote at the Annual Meeting, and because our majority voting policy for directors only considers "FOR" votes and "WITHHOLD" votes, any broker non-votes will not affect the outcome of this proposal.

        The ratification of the appointment of the Company's independent auditors (Proposal 2) is a routine matter under the applicable rules, so broker non-votes should not occur. In addition, because this matter is routine and brokers may vote as stated above, the number of votes cast, plus the number of abstentions, on Proposal 2 will be used to establish whether a quorum is present.

        The advisory vote on the approval of executive compensation (Proposal 3), the advisory vote on the frequency of the advisory vote on executive compensation (Proposal 4), the advisory vote on the shareholder proposal regarding the issuance of a sustainability report by the Company (Proposal 5), and any other matters that may properly come before the Annual Meeting are also non-routine matters under the applicable rules, so broker non-votes may occur. Because broker non-votes do not count as shares entitled to vote, they do not affect the outcome of the vote on Proposals 3, 4 and 5.

  Abstentions

        Abstentions will be counted for purposes of calculating whether a quorum is present. The effect of an abstention on each proposal where "ABSTAIN" is a voting choice is discussed above.

  Executed but Unmarked Proxies

        If no instructions are given, shares represented by properly executed but unmarked proxies will be voted in accordance with the recommendation of the Board, or, in the absence of such a recommendation, in accordance with the judgment of the proxy holders.

CORPORATE GOVERNANCE AND OUR BOARD

Director Biographies

        Gregory N. Moore.    Mr. Moore, 67, served as the Senior Vice President and Controller of Yum! Brands, Inc. until he retired in 2005. Yum! Brands is the worldwide parent company of Taco Bell, KFC and Pizza Hut. Prior to becoming Yum! Brands' Controller, Mr. Moore was the Vice President and General Auditor of Yum! Brands. Before that, he was with PepsiCo, Inc. and held the position of Vice President, Controller of Taco Bell and Controller of PepsiCo Wines & Spirits International, a division of PepsiCola International. Before joining PepsiCo, he was an Audit Manager with Arthur Young & Company in its New York, New York and Stamford, Connecticut offices. Mr. Moore is a certified public accountant in the States of New York and California. In July 2011, Mr. Moore joined the board of Newegg, Inc., a privately held on-line retailer specializing in computer and computer-related equipment, and serves as the chair of the compensation committee, the audit committee and the nominating committee. Mr. Moore also serves on the board of EF&TRH Restaurants (HK) Holding Limited, a Texas Roadhouse, Inc. joint venture in China. Mr. Moore has served as a director since 2005 and was nominated as a director because of his extensive financial and accounting experience in the restaurant industry. As a result of these and other professional experiences, Mr. Moore possesses particular knowledge and experience that strengthens the Board's collective qualifications, skills and experience.

        James F. Parker.    Mr. Parker, 70, retired as Chief Executive Officer and Vice-Chairman of the Board of Southwest Airlines Co., a position he held from June 2001 through July 2004. Before serving at Southwest Airlines as Chief Executive Officer, Mr. Parker served as General Counsel of that company from 1986 until June 2001, and was previously a shareholder in the San Antonio, Texas law firm of Oppenheimer, Rosenberg, Kelleher and Wheatley. Mr. Parker serves as a member of the board of directors of Sammons Enterprises, Inc., a private company. Mr. Parker has served as a director since 2004 and was nominated as a director because of his chief executive experience, his knowledge of the value-based service industry and the similarity of cultures between Southwest Airlines and Texas Roadhouse. As a result of these and other professional experiences, Mr. Parker possesses particular knowledge and experience that strengthens the Board's collective qualifications, skills and experience.

        James R. Ramsey.    Dr. Ramsey, 68, served as the president of the University of Louisville, a position he held from September 2002 until his retirement in 2016. Before becoming president, he served as senior policy advisor and state budget director for the Commonwealth of Kentucky as well as senior professor of economics and public policy at the University of Louisville since 1999. Dr. Ramsey has held numerous academic positions, including serving as vice chancellor for finance and administration at both the University of North Carolina at Chapel Hill and Western Kentucky University. He has been associate dean, assistant dean and director of public administration in the College of Business Administration at Loyola University and a research associate for the University of Kentucky's Center for Public Affairs. He has served on the faculties of the University of North Carolina at Chapel Hill, Western Kentucky University, the University of Kentucky, Loyola University, and Middle Tennessee State University in addition to the University of Louisville. Dr. Ramsey has also held a number of positions in state government, including interim commissioner of the Office of the New Economy and special advisor to the chairman of the Kentucky Council on Postsecondary Education. Dr. Ramsey serves on the board of directors and chairs the audit committee of Community Trust Bancorp, Inc. He also serves on the board of trustees of the Aquila Municipal Trust. Dr. Ramsey has served as a director since 2004 and is being nominated as a director because of his chief executive experience, his financial and accounting experience and his government relations experience. As a result of these and other professional experiences, Dr. Ramsey possesses particular knowledge and experience that strengthens the Board's collective qualifications, skills and experience.

        W. Kent Taylor.    Mr. Taylor, 61, is our founder, Chairman, and Chief Executive Officer, a position he resumed in August 2011. Mr. Taylor previously served as Chief Executive Officer from 2000 until 2004, at which time Mr. Taylor became Chairman of the Company, an executive position. Before his founding of our concept in 1993, Mr. Taylor founded and co-owned Buckhead Bar and Grill in Louisville, Kentucky. Mr. Taylor was appointed to the Board of Directors and the Compensation Committee of Papa John's International, Inc. in May 2011. Mr. Taylor has served as a director since 2004 and was nominated as a director because of his chief executive experience, his knowledge of the restaurant industry and his intimate knowledge of the Company as its founder. As a result of these and other professional experiences, Mr. Taylor possesses particular knowledge and experience that strengthens the Board's collective qualifications, skills and experience.

        Kathleen M. Widmer.    Ms. Widmer, 55, is the President of the Johnson & Johnson Consumer OTC division, which provides healthcare solutions through well-known and trusted over the counter medicines and products, including Tylenol®, Zyrtec®, Motrin®, Pepcid®, Sudafed®, Benadryl® and Imodium®, a position she has held since August 2015. She was previously with Johnson & Johnson for 21 years, until 2009, where she held numerous positions, including serving as Vice President, Marketing, McNeil Consumer Healthcare. Prior to re-joining Johnson & Johnson, she served as Executive Vice President and Chief Marketing Officer at Elizabeth Arden, Inc. from 2009 to 2015, and was responsible for the global growth strategy and marketing execution of the Elizabeth Arden Brand as well as the company's extensive portfolio of fragrances. She is a graduate of the U.S. Military Academy in West Point, N.Y. and served for five years as a U.S. Army officer. She held positions of increasing responsibility in the Field Artillery, reaching the rank of Captain and Battery Commander of a 400-soldier training unit in Fort Sill, Oklahoma. Ms. Widmer has served as a director since 2013 and was nominated as a director because of her extensive marketing experience in the retail sector and her knowledge of the global retail industry. As a result of these and other professional experiences, Ms. Widmer possesses particular knowledge and experience that strengthens the Board's collective qualifications, skills and experience.

        James R. Zarley.    Mr. Zarley, 72, has served as chairman, chief executive officer and chairman of the board of Conversant, a single-source provider of media, technology and services across major interactive marketing channels which previously operated under the name ValueClick, Inc., and was a member of Conversant's board of directors from 1999 until his retirement in 2014. Mr. Zarley shaped the company into a global leader in online marketing solutions. Prior to joining Conversant, Mr. Zarley was chief operating officer of Hiway Technologies, where he was a leading member of the management team that closed the merger with Verio in 1999. Prior to that, Mr. Zarley was chairman and chief executive officer of Best Internet until it merged with Hiway Technologies in 1998. Mr. Zarley also founded and later sold Quantech Information Services, now an ADP company. In addition, he spent 19 years at RCA in various senior management roles. Currently, he serves on the board of directors of several private companies. Mr. Zarley has served as a director since 2004 and is being nominated as a director because of his chief executive experience in a developing industry, his information technology experience and his experience in acquisitions. As a result of these and other professional experiences, Mr. Zarley possesses particular knowledge and experience that strengthens the Board's collective qualifications, skills and experience.

Board Declassification

        Historically, the Board was divided into three separate classes of directors. After careful consideration and review of past votes of our shareholders on Board declassification in prior years, together with prior communications with our investors and shareholders, the Board determined that a shareholder proposal to eliminate the classification of the Board was in the best interest of the Company and its shareholders and elected to recommend that the shareholders of the Company vote to declassify the Board beginning at the 2017 annual meeting. Following receipt of the majority of votes at the 2016 annual meeting to declassify the Board, the Company memorialized the declassification of the Board in the Amendment to Amended and Restated Articles of Incorporation for the Company dated May 19, 2016. Each director will continue to serve for the remainder of their respective term until the 2019 annual meeting at which all of the directors will be eligible for re-election for one-year terms. Dr. Ramsey and Mr. Zarley are currently nominated for re-election at the 2017 Annual Meeting for a term of one year. The term for Mr. Taylor is scheduled to expire at the 2018 annual meeting. The term for each of Mr. Moore, Mr. Parker and Ms. Widmer is scheduled to expire at the 2019 annual meeting.

Meetings of the Board

        The Board met on six occasions and its standing committees (audit committee, compensation committee, and nominating and corporate governance committee) met on 23 occasions during our fiscal year ended December 27, 2016. Each incumbent director attended at least 75% of the aggregate number of meetings of the Board and its committees on which such director served during his or her period of service. In addition, the Company expects all members of the Board to attend the Annual Meeting. All incumbent directors attended the 2016 annual meeting. Four regular Board meetings are currently scheduled for the fiscal year 2017. Executive sessions of non-employee directors, without management directors or employees present, are typically scheduled in conjunction with each regularly scheduled Board meeting. The role of each standing committee is more fully discussed below.

Leadership Structure of the Board and Role of the Board in Risk Oversight

        The Board currently includes five independent directors and one employee director, and the positions of Chairman and Chief Executive Officer are occupied by the same individual. As noted above, Mr. Taylor was named Chairman of the Board in recognition of his founding and continuing leadership role in the Company, and has held that position since 2004. Mr. Taylor also resumed the position of Chief Executive Officer in August 2011. Mr. Taylor previously served as Chief Executive Officer from 2000 until 2004. We believe that the Company and its shareholders are best served by having Mr. Taylor serve in both positions because he is the person most familiar with our unique culture, business model, and the challenges we face in the current macro-economic environment. Mr. Taylor's wealth of knowledge regarding Company operations and the industry in which we compete positions him to best identify matters for Board review and deliberation. Additionally, the combined role of Chairman and Chief Executive Officer unifies the Board with management and eliminates conflict between two leaders. We believe that the Company can more effectively execute its current strategy and business plans to maximize shareholder value if our Chairman is also a member of the management team.

        While the Board considers all of its members equally responsible and accountable for oversight and guidance of its activities, they also have designated an independent Lead Director elected annually by a majority of the Board. Gregory N. Moore currently serves as the independent Lead Director. The responsibility and authority of the independent Lead Director are delineated in our Corporate Governance Guidelines, which can be found on the Company's website at www.texasroadhouse.com.

        The Board is responsible for overseeing the Company's risk management strategies, including the Company's implementation of appropriate processes to administer day-to-day risk management. The Board is informed about risk management matters as part of its role in the general oversight and approval of corporate matters. The Board gives clear guidance to the Company's management on the risks it believes face the Company, such as the matters disclosed as risk factors in the Company's Annual Report on Form 10-K. Furthermore, the Board has delegated certain risk management responsibilities to its audit and compensation committees.

        Through the audit committee's charter, the Board has authorized it to oversee the Company's risk assessment and risk management policies. The audit committee, in fulfilling its oversight responsibilities, regularly and comprehensively reviews specific risk matters which have been identified by management. The Company's internal auditors regularly report directly to the audit committee on the results of internal audits, the scope and frequency of which are based on comprehensive risk assessments which have been approved by the audit committee. Additionally, a risk committee comprised of Company management regularly updates the audit committee on the results of its risk management activities, which are based on the Company's prioritized risk map that is updated at least annually and reviewed with the audit committee. The audit committee is routinely advised of operational, financial, legal, and cybersecurity risks both during and outside of regularly scheduled meetings, and the committee reviews and monitors specific activities to manage these risks, such as insurance plans, hedging strategies and internal controls.

        Through the compensation committee's charter, the Board has authorized it to oversee officer and director compensation programs. The compensation committee, in fulfilling its oversight responsibilities, designs the compensation packages applicable to the executive officers and Board members. The compensation committee also consults with management on the payments of bonuses and grants of stock awards to key employees on a quarterly basis.

        The audit committee and the compensation committee jointly perform an annual risk assessment of our compensation programs for all employees to determine whether these programs encourage unnecessary or excessive risk taking. In conducting this review, each of our compensation programs is evaluated on a number of criteria aimed at identifying any incentive programs that deviate from our risk management objectives. Based on this review in 2016, the committees concluded that we have the right combination of rewards and incentives to drive company performance, without encouraging unnecessary or excessive risk taking by our employees. Specifically, the committees identified the following components of our compensation programs that mitigate the likelihood of excessive risk taking to meet performance targets: equity incentive compensation in the form of restricted stock units; long term contracts and a financial buy-in requirement for restaurant management; a guaranteed base salary within our support center management personnel; minimums and maximums on profit sharing compensation within our support center management personnel; robust internal controls; operational focus on top line sales growth; and, a business model which focuses on a strong balance sheet, relatively low debt, prudent growth, and sustainable long-term profitability.

        The Board's oversight roles, including the roles of the audit committee and the compensation committee, combined with the leadership structure of the Board to include Company management, allow the Board to effectively administer risk management policies while also effectively and efficiently addressing Company objectives.

Committees of the Board

        The Board has three standing committees: the audit committee, the compensation committee, and the nominating and corporate governance committee. The Board has adopted a written charter for each of these committees, which sets out the functions and responsibilities of each committee. The charters of these committees are available in their entirety on the Company's website, www.texasroadhouse.com. Please note, however, that the information contained on the website is not incorporated by reference in, nor considered to be a part of, this proxy statement. The Board has also designated one of its members as an international liaison, responsible for overseeing the Company's efforts in international expansion and reporting to the Board on those efforts.

        Audit Committee.    As described in its charter, the primary purpose of the audit committee is to assist our Board in fulfilling its oversight responsibility relating to: (i) the integrity of the Company's consolidated financial statements, (ii) the Company's compliance with legal and regulatory requirements, (iii) the independence and performance of the Company's internal and external auditors, and (iv) the Company's internal controls and financial reporting practices. The audit committee is also directly responsible for the following: (a) pre-approving all audit and permitted non-audit services provided by our independent auditors, (b) the appointment, compensation, retention and oversight of the Company's independent auditors, and (c) periodically evaluating whether or not the Company should rotate the independent auditors utilized by the Company. The audit committee reviews all of the Company's earnings press releases and Quarterly and Annual Reports on Form 10-Q and Form 10-K prior to filing with the Securities and Exchange Commission ("SEC"). The audit committee is also responsible for producing an annual report on its activities for inclusion in this proxy statement. All of the members of the audit committee are "independent," as that term is defined in the listing standards under NASDAQ Marketplace Rule 5605(a)(2) and meet the criteria for independence under the Sarbanes-Oxley Act of 2002 and the rules adopted by the SEC. The audit committee is currently comprised of Messrs. Moore, Parker, Ramsey, and Zarley. Mr. Moore chairs the committee. The Board evaluated the credentials of and designated Mr. Moore as an audit committee financial expert. The audit committee met 15 times during fiscal year 2016.

        Compensation Committee.    As described in its charter, the compensation committee: (i) assists the Board in fulfilling its responsibilities relating to the design, administration and oversight of employee compensation programs and benefit plans of the Company's executive officers, (ii) discharges the Board's duties relating to the compensation of the Company's directors, and (iii) reviews the performance of the Company's executive officers. The compensation committee is also responsible for reviewing and discussing with management the "Compensation Discussion and Analysis" in this proxy statement and recommending its inclusion in this proxy statement to the Board. All of the members of the compensation committee are "independent" under all applicable rules, including the listing standards under NASDAQ Marketplace Rule 5605(a)(2) and the requirements of the SEC. The current members of the compensation committee are Ms. Widmer and Messrs. Moore, Parker, Ramsey, and Zarley. Mr. Parker chairs the committee. The compensation committee met four times during fiscal year 2016.

        Nominating and Corporate Governance Committee.    As described in its charter, the nominating and corporate governance committee assists our Board in: (i) identifying individuals qualified to become Board members and recommending nominees to the Board either to be presented at the annual meeting or to fill any vacancies, (ii) considering and reporting periodically to the Board on matters relating to the identification, selection and qualification of director candidates, (iii) developing and recommending to the Board a set of corporate governance principles, and (iv) overseeing the evaluation of the Board, its committees, and its incumbent members. The nominating and corporate governance committee routinely evaluates the size and composition of the Board and the variety of professional expertise represented by the Board members in relation to the Company's business. All of the members of the nominating and corporate governance committee are "independent" under all applicable rules, including the listing standards under NASDAQ Marketplace Rule 5605(a)(2) and the requirements of the SEC. The current members of the nominating and corporate governance committee are Ms. Widmer and Messrs. Moore, Parker, Ramsey, and Zarley. Mr. Moore chairs the committee. The nominating and corporate governance committee met four times during fiscal year 2016.

Policy Regarding Consideration of Candidates for Director

        Shareholder recommendations for Board membership should include, among other items, the name of the candidate, age, contact information, present principal occupation or employment, qualifications and skills, background, last five years' employment and business experience, a description of current or previous service as director of any corporation or organization, other relevant biographical information, and the nominee's consent to service on the Board. A shareholder nominee will be requested to complete a detailed questionnaire in the form that current directors and officers complete.

        The nominating and corporate governance committee may consider such other factors as it may deem are in the best interest of the Company and its shareholders. The Board has adopted corporate governance guidelines which provide that, if and when the Board determines that it is necessary or desirable to add or replace a director, the nominating and corporate governance committee will seek diverse candidates, taking into account diversity in all respects (including gender, race, age, board service, background, education, skill set, and financial acumen, along with knowledge and experience in areas that are relevant to the Company's business), when forming the nominee pool. The nominating and corporate governance committee has reviewed the process used in the selection of director candidates and concluded that the pool contained a diverse group of candidates. The manner in which the nominating and corporate governance committee evaluates a potential nominee will not differ based on whether the nominee is recommended by a shareholder of the Company.

        The Company currently retains a corporate recruiter to assist in identifying candidates for open positions at the Company. Upon request, this recruiter also assists in identifying and evaluating candidates for director, but the Company does not pay an additional fee for this service.

Compensation of Directors

        As further discussed in the "Compensation Discussion and Analysis," the compensation committee engaged Towers Watson as an independent compensation consultant in 2014 to advise the committee on executive and non-employee director compensation. Specifically, the compensation committee asked the compensation consultant to provide market data, review the design of the executive and non-employee director compensation packages, and provide recommendations on cash and equity compensation for our executive officers and non-employee directors. As described more fully below, the following table summarizes the total compensation earned for fiscal year 2016 for each of the non-employee directors.

Director Compensation Table

Name	Fees Earned or Paid in Cash ($)		Grant Date Fair Value of 3-year Stock Awards ($)(1)	Total ($)	Estimated Actual Compensation for Fiscal Year 2016 (Including Cash Fees and Vesting Date Value of 1/3 of 2015 Stock Award) ($)(2)(3)	Estimated Actual Compensation for Fiscal Year 2016 (Including Cash Fees and Grant Date Value of 1/3 of 2015 Stock Award) ($)(4)
Gregory N. Moore	93,500	(5)	—	93,500	481,950	389,045
James F. Parker	46,000	(6)	—	46,000	434,450	341,545
James R. Ramsey	37,500		—	37,500	425,950	333,045
Kathleen M. Widmer	30,000		—	30,000	418,450	325,545
James R. Zarley	37,000		—	37,000	425,450	332,545

(1)
No stock grants or option awards were made during the period covered by this table. Further, in November 2016, the compensation committee expressly clarified its intent that no additional stock compensation will be granted for services rendered by the non-employee directors during the three year period from 2015 through 2017.

(2)
In January 2015, each non-employee director was granted 25,500 restricted stock units under the Company's 2013 Long-Term Incentive Plan, which vest in one-third increments of 8,500 restricted stock units per year over three years, subject to the director's continued service with the Company. For restricted stock units, fair value is equal to the closing price of the Company's common stock on the trading day immediately preceding the date of the grant. The Company's proxy statement for the 2016 annual meeting stated the grant date fair value for the entire 25,500 restricted stock units granted under the Company's 2013 Long-Term Incentive Plan determined in accordance with

  Financial Accounting Service Board ("FASB") ASC Topic 718, although (i) the non-employee directors only realized the value of 8,500 restricted stock units with respect to their 2015 services and (ii) the vesting of the remaining 17,000 restricted stock units is contingent on the director's continued service with the Company. Detailed assumptions under FASB ASC Topic 718 are set forth in Note 12 to the consolidated financial statements included in the Company's Annual Report on Form 10-K for the fiscal year ended December 27, 2016. The Company cautions that the amounts reported in the Director Compensation Table in the proxy statement for the 2016 annual meeting for these awards may not represent the amounts that the directors will actually realize from the awards. Whether, and to what extent, a director realizes value will depend on the Company's actual operating performance, stock price fluctuations and the director's continued service with the Company.

(3)
Includes fees earned or paid in cash during the 2016 fiscal year and the vesting date fair value of the 8,500 restricted stock units awarded to each non-employee director during 2015 for 2016 Board service. As more particularly described above, although the non-employee directors were each granted 25,500 restricted stock units in 2015 as more particularly described in note (2) above, these grants vest in one-third increments of 8,500 restricted stock units each year over three years, subject to the director's continued service with the Company. The 8,500 restricted stock units attributable to their 2016 service vested on January 8, 2017. The estimated value per restricted stock unit at vesting was calculated using the closing price of the Company's common stock on the last trading day immediately preceding the vesting date, which was $45.70.

(4)
Includes fees earned or paid in cash during the 2016 fiscal year and the grant date fair value of the 8,500 restricted stock units awarded to each non-employee director during 2015 for 2016 Board service. As more particularly described above, in January 2015, the non-employee directors were each granted 25,500 restricted stock units, which vest in one-third increments of 8,500 restricted stock units each year over three years, subject to the director's continued service with the Company. For restricted stock units, fair value for the 25,500 restricted stock units granted in January 2015 is equal to the closing price of the Company's common stock on the trading day immediately preceding the date of the grant, which was $34.77. In comparing the grant date stock value and the vesting date stock value for the 8,500 restricted stock units attributable to the 2016 service for each non-employee director, the increased compensation for each non-employee director is directly connected to the increase in the share price, which is consistent with our compensation philosophy for our non-employee directors (more particularly described below).

(5)
This amount includes a $20,000 annual fee for serving as the Lead Independent director, a $20,000 annual fee for serving as the chairman of the audit committee, and a $15,000 annual fee for serving as the international liaison.

(6)
This amount includes a $10,000 annual fee for serving as the chairman of the compensation committee.

        Non-employee directors each receive an annual fee of $12,500. In addition, the Lead Independent director receives an additional annual fee of $20,000, the chairperson of the audit committee receives an additional annual fee of $20,000, the chairperson of the compensation committee receives an additional annual fee of $10,000, and the international liaison receives an additional annual fee of $15,000. Each non-employee director receives $2,000 for each Board meeting he or she attends in person and $500 for each Board meeting he or she participates in telephonically. Additionally, each non-employee director receives $1,000 for each committee meeting he or she attends in person and $500 for each committee meeting he or she participates in telephonically. Occasionally, board members serve on temporary committees for which they also receive meeting fees and annual fees.

        As more particularly described above, in January 2015, the non-employee directors were each granted 25,500 restricted stock units, which vest in one-third increments of 8,500 restricted stock units each year over three years, subject to the director's continued service on the Board. Similar to our compensation philosophy for our Named Executive Officers, we believe that issuing these restricted stock units to our non-employee directors aligns their interests with those of our shareholders. Specifically, since the bulk of each non-employee director's compensation lies in the value of the restricted stock units granted, the non-employee directors are motivated to continually improve the Company's performance in the hope that the performance will be reflected by the stock price on the vesting date of their restricted stock units. Moreover, because the restricted stock unit awards for our non-employee directors vest incrementally over a period of time and their value varies in response to investor sentiment regarding overall Company performance at the time of vesting, we believe that these restricted stock unit awards drive director alignment with maximizing shareholder value.

        Also as noted above, the non-employee director will not actually realize the value of the three-year restricted stock unit grant unless and until the director has continued his or her service on the Board for the duration of the three year period. As a result, the amount of total compensation reported in column (d) of the Director Compensation Table will alternately overstate and understate the actual compensation related to a non-employee director's service for each of the three years covered by the grant period. In order to obtain a more accurate calculation of the compensation for a non-employee director for a particular year, it is important to evaluate the actual amount earned by a non-employee director for that particular year and to annualize the grant of restricted stock units over the three year grant period. Doing so will allow shareholders the opportunity to evaluate the true amount of compensation earned by a non-employee director for a particular year (See the columns titled "Estimated Actual Compensation for Fiscal Year 2016 (Including Cash Fees and Vesting Date Value of 1/3 of 2015 Stock Award)" and "Estimated Actual Compensation for Fiscal Year 2016 (Including Cash Fees and Grant Date Value of 1/3 of 2015 Stock Award)" in the Director Compensation Table).

Code of Conduct

        The Board has approved and adopted a Code of Conduct that applies to all directors, officers and employees, including the Company's principal executive officer and the principal financial officer. The Code of Conduct is available in its entirety on the Company's website, www.texasroadhouse.com. The Company intends to post amendments to, or waivers from, its Code of Conduct, if any, that apply to the principal executive officer and the principal financial officer on its website.

Stock Ownership Guidelines

        Our Board has adopted stock ownership guidelines to further align the financial interests of the Company's executive officers and non-employee directors with the interests of our shareholders. The guidelines provide that our Chief Executive Officer should own, at a minimum, the lesser of 100,000 shares or $2,500,000 in then-current market value, our President should own, at a minimum, the lesser of 40,000 shares or $1,000,000 in then-current market value, and our other named executive officers and non-employee directors should own, at a minimum, the lesser of 10,000 shares or $500,000 in then-current market value. The officers and directors are expected to achieve the stock ownership levels under these guidelines within five years of assuming their respective positions.

        All named executive officers and non-employee directors who have been in their role for five years are in compliance with the guidelines. We anticipate that any people who are new to their roles within the last five years will, to the extent they are not currently in compliance, be in compliance with the guidelines within the required time frame.

STOCK OWNERSHIP INFORMATION

        The following table sets forth as of March 1, 2017 certain information with respect to the beneficial ownership of the Company's common stock of (i) each executive officer named in the Summary Compensation Table (the "Named Executive Officers"), (ii) each non-employee director or nominee for director of the Company, (iii) all non-employee directors and current executive officers as a group, and (iv) each shareholder known by the Company to be the owner of 5% or more of the Company's common stock.

	Common Stock(1)
Name	Common Stock Ownership(2)	Percent
Directors, Nominees and Named Executive Officers:
W. Kent Taylor(3)	4,108,231	5.8%
Scott M. Colosi	70,058	*
Celia P. Catlett	16,837	*
S. Chris Jacobsen	21,184	*
Gregory N. Moore	79,150	*
James F. Parker	83,560	*
James R. Ramsey	114,418	*
Kathleen M. Widmer	23,750	*
James R. Zarley	135,200	*
Directors, Nominees and All Executive Officers as a Group (9 Persons)	4,652,388	6.6%
Other 5% Beneficial Owners**
Capital Research Global Investors(4)	5,478,146	7.7%
333 South Hope Street
Los Angeles, California 90071
Blackrock, Inc.(5)	6,279,985	8.9%
55 East 52nd Street
New York, New York 10022
The Vanguard Group(6)	4,885,625	6.9%
100 Vanguard Boulevard
Malvern, Pennsylvania 19355

*
Represents beneficial ownership of less than 1.0% of the outstanding shares of class.

**
This information is based on stock ownership reports on Schedule 13G filed by each of these shareholders with the SEC as of March 1, 2017.

(1)
Based upon information furnished to the Company by the named persons and information contained in filings with the SEC. Under the rules of the SEC, a person is deemed to beneficially own shares over which the person has or shares voting or investment power or has the right to acquire beneficial ownership within 60 days, and such shares are deemed to be outstanding for the purpose of computing the percentage beneficially owned by such person or group. However, we do not consider shares of which beneficial ownership can be acquired within 60 days to be outstanding when we calculate the percentage ownership of any other person. "Common Stock Ownership" includes (a) stock held in joint tenancy, (b) stock owned as tenants in common, (c) stock owned or held by spouse or other members of the reporting person's household and (d) stock in which the reporting person either has or shares voting and/or investment power, even though the reporting person disclaims any beneficial interest in such stock.

(2)
The following table lists the shares to which each named person has the right to acquire beneficial ownership within 60 days of March 1, 2017 through the exercise of stock options or the vesting of restricted stock units granted pursuant to our long-term incentive plan; these shares are included in the totals above as described in footnote (1):

Name	Shares which may be acquired within 60 days pursuant to stock awards
W. Kent Taylor	—
Scott M. Colosi	—
Celia P. Catlett	—
S. Chris Jacobsen	—
Gregory N. Moore	—
James F. Parker	—
James R. Ramsey	—
Kathleen M. Widmer	—
James R. Zarley	—
Directors, Nominees and All Executive Officers as a Group (9 Persons)	—
(3)
Mr. Taylor's address is c/o Texas Roadhouse, Inc., 6040 Dutchmans Lane, Louisville, Kentucky 40205.

(4)
As reported on the Schedule 13G/A filed by Capital Research Group Investors with the SEC on February 13, 2017, it has sole voting and dispositive power with respect to these shares.

(5)
As reported on the Schedule 13G/A filed by Blackrock, Inc. with the SEC on January 27, 2017, it has sole voting power with respect to 6,138,870 shares and sole dispositive power with respect to 6,279,985 shares.

(6)
As reported on the Schedule 13G/A filed by The Vanguard Group with the SEC on February 13, 2017, it has sole voting power with respect to 130,867 shares, sole dispositive power with respect to 4,751,107 shares, and shared dispositive power with respect to 134,518 shares.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Exchange Act requires the Company's directors and officers, and persons who beneficially own more than 10% of a registered class of the Company's equity securities, to file with the SEC initial reports of stock ownership and reports of changes in stock ownership and to provide the Company with copies of all such filed forms. Based solely on its review of such copies or written representations from reporting persons, the Company believes that all reports were filed on a timely basis during the fiscal year ended December 27, 2016, with the exception of the following: (i) a Form 3/A for Mr. Jacobsen was filed February 26, 2016 to correct ownership information on a Form 3 that was filed on February 10, 2016, and (ii) a Form 4 for Mr. Jacobsen was filed on February 28, 2017 to report 2,125 restricted stock units that were previously granted to Mr. Jacobsen on February 26, 2016.

 EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

        The Company's compensation committee reviews and establishes executive compensation in connection with each Named Executive Officer's employment agreement.

        We entered into new employment agreements (the "2015 Employment Agreements") with W. Kent Taylor, Scott M. Colosi, and Celia P. Catlett, each a Named Executive Officer, on January 8, 2015, each of which expires on January 7, 2018. We entered into an employment agreement with S. Chris Jacobsen, also a Named Executive Officer, on February 11, 2016, which expires on January 7, 2019 (the "2016 Employment Agreement"). As used herein, the 2015 Employment Agreements and the 2016 Employment Agreement shall be referred to collectively as the "Current Employment Agreements" and with respect to any Named Executive Officer, as a "Current Employment Agreement."

        To assist in setting compensation under the 2015 Employment Agreements, and pursuant to the authority granted under its charter, the compensation committee engaged Towers Watson as an independent compensation consultant in 2014 to advise the committee on executive and director compensation. Specifically, the compensation committee asked the consultant to provide market data, review the design of the executive and director compensation packages, and provide recommendations on cash and equity compensation for our executive officers and directors. Towers Watson does not currently provide any other services to the Company, and the compensation committee has determined that Towers Watson has sufficient independence from us and our executive officers to allow it to offer objective information and advice. All fees paid to Towers Watson during 2014 were in connection with their engagement by the compensation committee for the above services.

        Each Current Employment Agreement establishes a base salary throughout the term of the agreement, and a cash incentive bonus amount based on the achievement of defined goals to be established by the compensation committee. Each Current Employment Agreement also provides for the grant of restricted stock units, which grants the officers the conditional right to receive shares of our common stock upon vesting; however, the grants to our Chief Executive Officer and our President are bifurcated into grants which vest over a period of service and grants which are based on the achievement of defined goals to be established by the compensation committee. In addition, each of Messrs. Colosi's and Jacobsen's and Ms. Catlett's Current Employment Agreement provides for a "retention" grant of restricted stock units, which vest upon completion of the term of the agreement. Moreover, each officer has agreed not to compete with us during the term of his or her employment and for a period of two years following his or her termination of employment, unless the officer's employment is terminated without cause following a change in control, in which case the officer has agreed not to compete with us through the date of the last payment of the officer's severance payments. Finally, the Current Employment Agreements also contain a "clawback" provision that enables the Company to seek reimbursement to the Company of any compensation paid to any Named Executive Officer which is required to be recovered by any law, governmental regulation or order, or stock exchange listing requirement.

        The compensation packages for our Named Executive Officers offer base salaries and target cash bonus amounts which are modest within the casual dining restaurant sector and feature restricted stock unit awards, the value of which is dependent upon the performance of the Company and the price of our common stock. The underlying philosophy reflected by this approach is that, because a significant amount of each officer's compensation lies in the value of the restricted stock units granted, the officers are motivated to continually improve the Company's performance in the hope that the performance will be reflected by the stock price on the vesting date of their restricted stock units and beyond. In addition, by conditioning a significant portion of our Chief Executive Officer's and our President's restricted stock unit grants upon the achievement of defined performance goals to be established by the compensation committee, combined with the stock ownership guidelines for our executive officers more particularly described above, we have created a more direct relationship between the compensation of our top executives and shareholder value, while also achieving what we believe is the right combination of rewards and incentives to drive company performance without encouraging unnecessary or excessive risk taking. Overall, we believe this approach provides the Named Executive Officers with a compensation package which promotes the sustained profitability of the Company and aligns the interests of our executive officers with those of our shareholders. The compensation packages also reflect a pragmatic response to external market conditions; that is, total compensation that is competitive with comparable positions in similar industries, including the casual dining sector of the restaurant industry, but which is reasonable and in the best interests of our shareholders.

        We believe that the overall design of the compensation packages, along with the culture and values of our Company, allows us to attract and retain top talent, while also keeping the Named Executive Officers focused on both long-term business development and short-term financial growth.

        In deciding to continue many of our existing executive compensation practices, our compensation committee considered that the holders of over 90% of the votes cast at our 2016 Annual Meeting on an advisory basis approved the compensation of our named executive officers as disclosed in the proxy statement for that Annual Meeting. While the compensation committee consulted with each of the executive officers in advance of the final approval of the Current Employment Agreements, none of the executive officers, including Mr. Taylor, participated in the creation of the compensation packages contained therein.

        Section 162(m) of the Internal Revenue Code imposes a $1 million limit on the amount that a publicly-traded corporation may deduct for compensation paid to the Chief Executive Officer or one of the company's other most highly compensated executives (other than the Chief Financial Officer) who is employed on the last day of the year. Non-discretionary "performance-based compensation," as defined under Internal Revenue Service rules and regulations, is excluded from this $1 million limitation. Under the Current Employment Agreements, both the incentive bonuses paid to our Named Executive Officers and certain grants of restricted stock units to our Chief Executive Officer and our President are structured as non-discretionary "performance-based compensation," which allows certain amounts in excess of $1 million to be tax deductible. However, the compensation committee has not in the past had, and does not currently have, a policy requiring all compensation to be deductible under Section 162(m). Rather, the compensation committee retains discretion in making cash and equity-based awards that are not deductible under Section 162(m). We seek to preserve the tax deductibility of executive compensation to the extent practicable and consistent with our overall compensation philosophies.

  Elements of Compensation

  Base Salary

        Base salaries for our Named Executive Officers are designed to provide a secure base of compensation which will be effective in motivating and retaining key executives.

        Each officer's Current Employment Agreement establishes an annual salary as shown in the table below.

	2015 (through January 7, 2016) ($)	2016 (through January 7, 2017) ($)	2017 (through January 7, 2018) ($)	2018 (through January 7, 2019) ($)(i)
W. Kent Taylor	525,000	525,000	525,000	—
Chairman, Chief Executive Officer
Scott M. Colosi	450,000	450,000	450,000	—
President, Chief Financial Officer
Celia P. Catlett	250,000	275,000	300,000	—
General Counsel, Corporate Secretary
S. Chris Jacobsen	—	300,000	300,000	300,000
Chief Marketing Officer

(i)
As more particularly described above, while the 2016 Employment Agreement is for a three year term expiring on January 7, 2019, each 2015 Employment Agreement is for a three year term, which expires on January 7, 2018. As of the date of this proxy statement, the base salary for each of Messrs. Taylor and Colosi and Ms. Catlett has not yet been established for the period commencing January 8, 2018 and ending on January 7, 2019.

Incentive Bonus

        Incentive bonuses are designed to reward our Named Executive Officers for the success of the Company, as measured by growth in the Company's earnings per diluted share ("EPS") and overall pre-tax profit, and for each officer's individual contribution to that success. It is our belief that a significant amount of each officer's compensation should be tied to the performance of the Company.

        Pursuant to the terms of the Texas Roadhouse, Inc. Cash Bonus Plan (the "Cash Bonus Plan"), the compensation committee may award an annual cash incentive to the Named Executive Officers, which is the grant of a right to receive a payment of cash that is subject to targets and maximums, and that is contingent on achievement of performance objectives during the Company's fiscal year. These cash incentives are also subject to the terms and conditions of the Current Employment Agreements and, to the extent that the incentives are intended to constitute "performance-based compensation" for purposes of section 162(m) of the Internal Revenue Code, are treated as the award of a cash incentive award under our long term incentive plan.

        Under the Cash Bonus Plan, the compensation committee established a two-pronged approach to tying the incentive compensation to the Company's performance. Under this approach, 50% of the target incentive bonus is awarded based on whether the Company achieves an annual EPS growth target of 10% (the "EPS Performance Goal"). The other 50% is based on a profit sharing pool (the "Profit Sharing Pool") comprised of 1.5% of the Company's pre-tax profits (income before taxes minus income attributable to non-controlling interests, as reported in our audited consolidated financial statements), which pool is distributed among our Named Executive Officers and certain other members of the Company's director-level management based on a pre-determined percentage interest in the pool and subject to certain pre-determined maximum amounts. After the end of the fiscal year, the compensation committee determines whether and to what extent the EPS Performance Goal has been met, and the portion of the Profit Sharing Pool to which each officer is entitled. Depending on the level of achievement of the EPS Performance Goal each year, 50% of the incentive bonus may be reduced to a minimum of $0 or increased to a maximum of two times the target amount. Each 1% change from the EPS Performance Goal results in an increase or decrease of 10% of the portion of the target bonus amount attributable to the achievement of the EPS Performance Goal. For example, if we achieve 11% EPS growth, the bonus payable would be 110% of the portion of the target bonus attributable to the achievement of the EPS Performance Goal. Conversely, if we achieve 9% EPS growth, the bonus payable would be 90% of the portion of the target bonus attributable to the achievement of the EPS Performance Goal. The remaining 50% of the officers' incentive bonus will fluctuate directly with Company pre-tax profits at fixed participation percentages and maximum amounts which are determined within 60 days following the commencement of the Company's fiscal year and while the pre-tax profits are not yet determined. The annual profit sharing component allows the Named Executive Officers to participate in a profit sharing pool with other members of the Company's director-level management team. By allowing this level of participation in the Company's overall profits, the compensation committee encourages responsible growth and aligns the interests of the officers with those of other management employees of the Company. This portion of the incentive bonus may be reduced to a minimum of $0 if the Company ceases to be profitable or for other reasons that the compensation committee determines, and may be increased to a maximum of two times the target amount established for each individual participant. Both portions of the incentive bonus can be adjusted downward (but not upward) by the compensation committee in its discretion. Cash incentive bonuses with respect to fiscal year 2016 were paid at 163.7% of the total target amount, based on actual EPS growth of 18.8% and a pre-tax profit (Profit Sharing Pool) of $166,780,848 during fiscal year 2016.

        The actual amounts earned by each Named Executive Officer for fiscal year 2016 are more fully described in "Executive Compensation." The target bonus amount, along with the minimum and maximum bonus amounts, are set forth below:

Executive Incentive Compensation for the Fiscal Year 2016

	Target Bonus ($)	Minimum Bonus ($)	Maximum Bonus ($)
W. Kent Taylor	525,000	0	1,050,000
Chairman, Chief Executive Officer
Scott M. Colosi	350,000	0	700,000
President, Chief Financial Officer
Celia P. Catlett	125,000	0	250,000
General Counsel, Corporate Secretary
S. Chris Jacobsen	125,000	0	250,000
Chief Marketing Officer

Stock Awards

        We make equity awards in the form of restricted stock units, which represent the conditional right to receive one share of our common stock upon satisfaction of the vesting requirements. Restricted stock units offer the Named Executive Officers a financial interest in the Company and serve to retain the Named Executive Officers as a portion of the awards vest over a period of time.

        We believe that issuing restricted stock unit awards to our Named Executive Officers aligns their interests with those of our shareholders. We also believe that the market price of our publicly traded common stock represents the most appropriate metric for determining the value of the equity portion of our Named Executive Officers' compensation packages. The overall compensation packages for our Named Executive Officers offer base salaries and target cash bonus amounts which are modest within the casual dining restaurant sector and feature restricted stock unit awards, the value of which is dependent upon the performance of the Company and the price of our common stock. The underlying philosophy reflected by this approach is that, because a significant amount of each officer's compensation lies in the value of the restricted stock units granted, the officers are motivated to continually improve the Company's performance in the hope that the performance will be reflected by the stock price on the vesting date of their restricted stock units and beyond. Because the restricted stock unit awards for our Named Executive Officers vest incrementally over a period of time, and their value varies in response to investor sentiment regarding overall Company performance at the time of vesting, we believe that these service based awards are inherently performance based. Each of Messrs. Colosi's and Jacobsen's and Ms. Catlett's Current Employment Agreements also provides for a "retention" grant of restricted stock units, which vest upon completion of the term of the agreement.

        In addition, the Current Employment Agreements for Mr. Taylor and Mr. Colosi contain bifurcated awards consisting of (i) grants which vest over a period of service and (ii) grants which are based on the achievement of defined goals to be established by the compensation committee. For the performance based awards, the compensation committee has established a two-pronged approach which mirrors the approach used for annual cash incentive bonuses. Under this approach, a percentage of the target equity award is based on whether the Company achieves the annual EPS Performance Goal, and a percentage is based on the Profit Sharing Pool comprised of 1.5% of the Company's pre-tax profits (income before taxes minus income attributable to non-controlling interests, as reported in our audited financial statements). After the end of the fiscal year, the compensation committee determines whether and to what extent the EPS Performance Goal has been met, and the portion of the Profit Sharing Pool to which each officer is entitled. Each 1% change from the EPS Performance Goal results in an increase or decrease of 10% of the portion of the target amount attributable to the achievement of the EPS Performance Goal. For example, if we achieve 11% EPS growth, the number of shares awarded would be 110% of the portion of the target amount attributable to the achievement of the EPS Performance Goal. Conversely, if we achieve 9% EPS growth, the award would be 90% of the portion of the target amount attributable to the achievement of the EPS Performance Goal. The remaining percentage of the officers' equity award will fluctuate directly with Company pre-tax profits at fixed participation percentages and maximum amounts which are determined within 60 days following the commencement of the Company's fiscal year and while the pre-tax profits are not yet determined. Both portions of the performance based equity award may be reduced to a minimum of 0 or increased to a maximum of two times the target amount for each individual participant. Both portions of the performance based equity award can also be adjusted downward (but not upward) by the compensation committee in its discretion. Performance based equity awards with respect to fiscal 2016 were paid at 163.7% of the total target amount, based on actual EPS growth of 18.8% and a pre-tax profit (Profit Sharing Pool) of $166,780,848 during fiscal year 2016. For discussion of the percentages assigned by the compensation committee to each component of the performance based equity awards for Messrs. Taylor and Colosi, refer to the associated tables below.

        The number of restricted stock units granted to each officer reflects each officer's job responsibilities and individual contribution to the success of the Company.

        The number of service based restricted stock units granted under the Current Employment Agreements are shown in the table below. Except as noted, the grants vest in one-third increments for Messrs. Taylor and Colosi and Ms. Catlett each January 8 over a three-year period beginning on January 8, 2016 and ending on January 8, 2018, while Mr. Jacobsen's grants vest in one-third increments each January 8 over a three-year period beginning on January 8, 2017 and ending on January 8, 2019.

	Service Based Restricted Stock Units vesting on January 8, 2016 pursuant to Current Employment Agreements	Service Based Restricted Stock Units vesting on January 8, 2017 pursuant to Current Employment Agreements	Service Based Restricted Stock Units vesting on January 8, 2018 pursuant to Current Employment Agreements(1)	Service Based Restricted Stock Units vesting on January 8, 2019 pursuant to Current Employment Agreements(2)(3)	Total Service Based Restricted Stock Units granted pursuant to Current Employment Agreements
W. Kent Taylor	15,000	15,000	15,000	—	45,000
Chairman, Chief Executive Officer
Scott M. Colosi	20,000	20,000	40,000	—	80,000
President, Chief Financial Officer
Celia P. Catlett	10,000	10,000	20,000	—	40,000
General Counsel, Corporate Secretary
S. Chris Jacobsen	—	10,000	10,000	15,000	35,000
Chief Marketing Officer

(1)
With respect to Mr. Colosi and Ms. Catlett, this number includes a retention grant of restricted stock units which will vest on January 8, 2018, provided the officer is still employed as of the vesting date.

(2)
This number includes a retention grant of restricted stock units which will vest on January 8, 2019, provided the officer is still employed as of the vesting date.

(3)
As more particularly described above, while the 2016 Employment Agreement is a three year term expiring on January 7, 2019, each 2015 Employment Agreement is for a three year term, expiring on January 7, 2018. As of the date of this proxy statement, the number of service based restricted stock units to be granted to Messrs. Taylor and Colosi and Ms. Catlett have not yet been established for the period commencing January 8, 2018 and ending on January 7, 2019.

        The number of performance based restricted stock units granted to Messrs. Taylor and Colosi for 2016, and the number of shares of common stock which actually vested based on the Company's performance, are shown in the table below:

	Target Number of Performance Based Restricted Stock Units Granted for 2016 pursuant to Current Employment Agreements	Minimum Number of Performance Based Restricted Stock Units pursuant to Current Employment Agreements	Maximum Number of Performance Based Restricted Stock Units pursuant to Current Employment Agreements	Actual Number of Shares Issued for 2016 following Certification of 2016 Performance Goals(1)
W. Kent Taylor	85,000	0	170,000	139,132
Chairman, Chief Executive Officer
Scott M. Colosi	30,000	0	60,000	49,105
President, Chief Financial Officer

(1)
The performance based restricted stock units attributable to the 2016 fiscal year were issued on February 16, 2017. The compensation committee determined that 50% of the performance based restricted stock unit award for 2016 would be based on an EPS growth target of 10%, which portion would be reduced or increased by 10% for every 1% of annual growth in EPS less than or in excess of the 10% goal, and that 50% of the performance based restricted stock unit award for 2016 would be based on a pre-tax profit target opportunity equal to the percentage payout of 1.5% of pre-tax earnings divided by the bonus pool target set by the compensation committee for the performance period.

        The number of performance based restricted stock units granted to each of Messrs. Taylor and Colosi for 2017 is shown in the table below. The actual number of shares that will be issued to each of Messrs. Taylor and Colosi for fiscal year 2017 based on achievement of the performance goals assigned to these grants by the compensation committee will not be calculated until the first quarter of 2018.

	Target Number of Performance Based Restricted Stock Units vesting on January 8, 2018 pursuant to Current Employment Agreements(1)	Minimum Number of Performance Based Restricted Stock Units pursuant to Current Employment Agreements	Maximum Number of Performance Based Restricted Stock Units pursuant to Current Employment Agreements
W. Kent Taylor	85,000	0	170,000
Chairman, Chief Executive Officer
Scott M. Colosi	30,000	0	60,000
President, Chief Financial Officer

(1)
The compensation committee determined that 50% of the performance based restricted stock unit award for 2017 would be based on an EPS growth target of 10%, which portion would be reduced or increased by 10% for every 1% of annual growth in EPS less than or in excess of the 10% goal, and that 50% of the performance based restricted stock unit award for 2017 would be based on a pre-tax profit target opportunity equal to the percentage payout of 1.5% of pre-tax earnings divided by the bonus pool target set by the compensation committee for the performance period. The performance based restricted stock unit award for Messrs. Taylor and Colosi with respect to fiscal year 2017 will be certified in the first quarter of 2018.

        The compensation committee may, in its discretion, grant additional performance based restricted stock units to Messrs. Taylor and Colosi for future performance periods under their respective Current Employment Agreements.

  Separation and Change in Control Arrangements

        Except in the event of a change in control, the Current Employment Agreement with Mr. Taylor provides that no severance would be paid to him upon termination of employment, but he is entitled to receive a gift of a crisp $100 bill if his employment were to be terminated by the Company without cause before the end of the term. Messrs. Colosi's and Jacobsen's and Ms. Catlett's Current Employment Agreements provide that, except in the event of a change in control, if the Company terminates their employment without cause before the end of the term, the Company will pay a severance payment equal to any bonus for a year already ended (even if not yet paid at termination), plus the officer's base salary for a period of 180 days, and payment of a fixed sum ($175,000 for Mr. Colosi, $62,500 for Mr. Jacobsen and $62,500 for Ms. Catlett). Similar payments are due to the officers under the Current Employment Agreements if employment was or is terminated by reason of death or disability before the end of the term. The Company provides these severance payments to allow for a period of transition and in exchange for a full release of claims against the Company. The salary component of the severance payments is subject to deductions and withholdings and is to be paid to the officers in periodic installments in accordance with our normal payroll practices. The fixed sum is paid in a single lump sum, and any bonus component of the severance payments for a performance period that ended before termination is to be paid on the same date as the payment would have been made had his or her employment not been terminated.

        The Current Employment Agreements also provide that if the officer's employment is terminated other than for cause following a change in control, or if the officer resigns for good reason following a change in control because he or she is required to relocate, the Company's successor does not agree to be bound by the agreement, or the officer's responsibilities, pay or total benefits are reduced, such officer will receive severance payments in an amount equal to the officer's base salary and incentive bonus for a period which is the longer of the remainder of the term of the agreement or one year. In addition, the officer's unvested stock awards, if any, will become vested as of the date of termination, and, with respect to each of Messrs. Taylor's and Colosi's Current Employment Agreements, if his employment is terminated under such circumstances and the officer has not yet been granted performance-based restricted stock units for either or both of the second and third years of his employment agreement, the officer will be issued the target number of restricted stock units set forth above for each of these years. The payments and acceleration of vesting of the stock awards are contingent upon the officer signing a full release of claims against the Company. The salary component of the severance payments is subject to deductions and withholdings and is to be paid to the officers in periodic installments in accordance with our normal payroll practices or in a lump sum at the discretion of the compensation committee and in compliance with Section 409A of the Internal Revenue Code. The bonus component of the severance payments to the officers is to be paid on the same date as the payment would have been made had his or her employment not been terminated.

        According to the terms of the Current Employment Agreements, a change in control means that one of the following events has taken place: (1) the shareholders of the Company approve (a) a merger or statutory plan of exchange involving the Company ("Merger") in which the Company is not the continuing or surviving corporation or pursuant to which the Common Stock, $0.001 par value ("Common Stock") would be converted into cash, securities or other property, other than a Merger involving the Company in which the holders of Common Stock immediately prior to the Merger have substantially the same proportionate ownership of common stock of the surviving corporation after the Merger, or (b) a sale, lease, exchange, or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company or the adoption of any plan or proposal for the liquidation or dissolution; (2) during any period of 12 months or less, individuals who at the beginning of such period constituted a majority of the Board cease for any reason to constitute a majority thereof unless the nomination or election of such new directors was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period; (3) a tender or exchange offer (other than one made by (a) the Company, or (b) W. Kent Taylor or any corporation, limited liability company, partnership, or other entity in which W. Kent Taylor owns a direct or indirect ownership of 50% or more, or controls 50% or more of the voting power [collectively, the "Taylor Parties"]) is made for the Common Stock (or securities convertible into Common Stock) and such offer results in a portion of those securities being purchased and the offeror after the consummation of the offer is the beneficial owner (as determined pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended [the "Exchange Act"]), directly or indirectly, of securities representing in excess of the greater of at least 20 percent of the voting power of outstanding securities of the Company or the percentage of the voting power of the outstanding securities of the Company collectively held by all of the Taylor Parties; or (4) any person other than a Taylor Party becomes the beneficial owner of securities representing in excess of the greater of 20 percent of the aggregate voting power of the outstanding securities of the Company as disclosed in a report on Schedule 13D of the Exchange Act or the percentage of the voting power of the outstanding securities of the Company collectively held by all of the Taylor Parties. No change of control will be deemed to have occurred for purposes of an individual Current Employment Agreement by virtue of any transaction which results in the affected Named Executive Officer, or a group of persons which includes the affected Named

Executive Officer, acquiring, directly or indirectly, securities representing 20 percent or more of the voting power of outstanding securities of the Company.

        The estimated amounts that would have been payable to a Named Executive Officer under the Current Employment Agreements are more fully described in "Termination, Change of Control and Change of Responsibility Payments."

  Compensation Committee Report

        The compensation committee has reviewed and discussed the "Compensation Discussion and Analysis" required by Item 402(b) of Regulation S-K with management. Based on such review and discussions, the compensation committee recommended to the Board that the "Compensation Discussion and Analysis" be included in this proxy statement and incorporated by reference into the Company's Annual Report on Form 10-K for the year ended December 27, 2016.

        All members of the compensation committee concur in this report.

  James F. Parker, Chair
  Gregory N. Moore
  James R. Ramsey
  Kathleen M. Widmer
  James R. Zarley

Summary Compensation Table

        The following table sets forth the total compensation earned with respect to the fiscal years 2016, 2015, and 2014 for W. Kent Taylor, our Chairman and Chief Executive Officer, and Scott M. Colosi, our President and Chief Financial Officer. It also includes such information for each of our three other most highly compensated executive officers during 2016, as and if applicable.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Grant Date Fair Value of Stock Awards ($)(2)	Non-equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)(3)	Estimated Actual Compensation for Fiscal Year Using Vesting Date Share Price(4)		Estimated Actual Compensation for Fiscal Year Using Grant Date Share Price(5)(6)
W. Kent Taylor	2016	525,000	—	—	859,342	8,949	1,393,291	8,437,123	(i)	6,660,634	(i)
Chairman, Chief	2015	525,000	—	7,419,450	632,949	8,679	8,586,078	5,358,564	(i)	5,388,923	(i)
Executive Officer	2014	525,000	—	—	552,279	8,773	1,086,052	3,388,352	(i)	2,150,052	(i)
Scott M. Colosi	2016	450,000	200	—	572,895	8,949	1,032,044	4,190,143	(ii)	3,402,416	(ii)
President, Chief	2015	450,000	200	4,848,000	421,966	8,679	5,728,845	2,867,989	(ii)	2,882,380	(ii)
Financial Officer	2014	400,000	200	—	315,588	8,773	724,561	2,369,061	(ii)	1,484,561	(ii)
Celia P. Catlett	2016	275,000	200	—	204,605	8,949	488,754	945,754	(iii)	836,454	(iii)
General Counsel,	2015	250,000	200	1,390,800	150,702	8,679	1,800,381	754,781	(iii)	757,281	(iii)
Corporate Secretary	2014	200,000	200	226,780	78,897	8,773	514,650	567,435	(iii)	514,650	(iii)
S. Chris Jacobsen	2016	300,000	200	1,338,911	204,605	8,949	1,852,665	1,060,472	(iv)	960,915	(iv)
Chief Marketing
Officer

(1)
This column represents holiday bonus awards paid to the Named Executive Officers for the fiscal years ended December 27, 2016, December 29, 2015, and December 30, 2014.

(2)
Reflects the grant date fair value computed in accordance with ASC 718 of performance based restricted stock units and service based restricted stock units granted pursuant to the Company's long term incentive plan. These are not amounts paid to or received by the Named Executive Officers. For discussion of the valuation assumptions used in these computations, see Note 12 to the consolidated financial statements in the Company's Annual Report on Form 10-K for the fiscal year ended December 27, 2016.

The Company cautions that the amounts reported in the Summary Compensation Table for these awards may not represent the amounts that the Named Executive Officers will actually realize from the awards. Whether, and to what extent, a Named Executive Officer realizes value will depend on the Company's actual operating performance, stock price fluctuations and the Named Executive Officer's continued service with the Company. Additional information on all outstanding stock and option awards is reflected in the "Grants of Plan-Based Awards Table" and the "Outstanding Equity Awards at Fiscal Year End Table."

(3)
With respect to Messrs. Taylor and Colosi and Ms. Catlett, amounts include the grant date fair value of the performance based restricted stock units and service based restricted stock units granted to the Named Executive Officers during the applicable year. The service grants for Messrs. Taylor and Colosi and Ms. Catlett vest in one-third increments each January 8 over a three-year period beginning on January 8, 2016 and ending on January 8, 2018, subject to continued service to the Company, and the performance grants to Messrs. Taylor and Colosi vest individually over an approximately one year period, subject to certification by the compensation committee of the level of satisfaction of the performance criteria. The amount set forth in the Summary Compensation Table for the 2015 fiscal year lists a value representing the grant date fair value for the entirety of the performance based restricted stock units and/or service based restricted stock units (as and if applicable) granted to the Named Executive Officers, even though Messrs. Taylor and Colosi only received the value of the one-third increment of service based restricted stock units and first grant of performance based restricted stock units, and Ms. Catlett only received the value of the one-third increment of service based restricted stock units. Amounts relating to these performance based restricted stock units and service based restricted stock units are not amounts paid to or received by the Named Executive Officers during the time periods reflected in the table.

  With respect to Mr. Jacobsen, the grants made during 2016 reflect service based restricted stock units that vest in one-third increments each January 8 over a three-year period beginning on January 8, 2017 and ending on January 8, 2019, subject to Mr. Jacobsen's continued service to the Company. Amounts reported in columns (e) and (j) are not amounts paid to or received by Mr. Jacobsen during 2016.

(4)
Includes salary, bonus, non-equity incentive plan compensation, all other compensation, and the estimated value at vesting of the portion of the stock awards attributable to the officer's service for the relevant fiscal year (regardless of whether granting or vesting occurred during such fiscal year). The estimated per unit value at vesting was calculated using the closing price of the Company's common stock on the last trading day immediately preceding the vesting date, as follows:

(i)
for Mr. Taylor in 2016, 15,000 service based restricted stock units which vested on January 8, 2017 at $45.70, and 139,132 performance based restricted stock units which vested on January 8, 2017 at $45.70; for Mr. Taylor in 2015, 15,000 service based restricted stock units which vested on January 8, 2016 at $34.52, and 106,435 performance based restricted stock units which vested on January 8, 2016 at $34.52; and for Mr. Taylor in 2014, 70,000 service based restricted stock units which vested on January 7, 2015 at $32.89.

(ii)
for Mr. Colosi in 2016, 20,000 service based restricted stock units which vested on January 8, 2017 at $45.70 and 49,105 performance based restricted stock units which vested on January 8, 2017 at $45.70; for Mr. Colosi in 2015, 20,000 service based restricted stock units which vested on January 8, 2016 at $34.52, and 37,565 performance based restricted stock units which vested on January 8, 2016 at $34.52; and for Mr. Colosi in 2014, 50,000 service based restricted stock units which vested on January 7, 2015 at $32.89.

(iii)
for Ms. Catlett in 2016, 10,000 service based restricted stock units which vested on January 8, 2017 at $45.70; for Ms. Catlett in 2015, 10,000 service based restricted stock units which vested on January 8, 2016 at $34.52; and for Ms. Catlett in 2014, 8,500 service based restricted stock units which vested on January 7, 2015 at $32.89.

(iv)
for Mr. Jacobsen in 2016, 10,000 service based restricted stock units which vested on January 8, 2017 at $45.70 and 2,125 service based restricted stock units which vested on February 26, 2017 at $42.22.

(5)
Includes salary, bonus, non-equity incentive plan compensation, all other compensation, and the grant date value of the portion of the stock awards attributable to the officer's service for the relevant fiscal year (regardless of whether granting or vesting occurred during such fiscal year). The per unit grant date value was calculated using the closing price of the Company's common stock on the last trading day immediately preceding the granting date, as follows:

(i)
for Mr. Taylor in 2016, 15,000 service based restricted stock units granted on January 8, 2015 at $34.77, and 139,132 performance based restricted stock units granted on November 19, 2015 at $34.11; for Mr. Taylor in 2015, 15,000 service based restricted stock units granted on January 8, 2015 at $34.77, and 106,435 performance based restricted stock units granted on January 8, 2015 at $34.77; and for Mr. Taylor in 2014, 70,000 service based restricted stock units granted on January 6, 2012 at $15.20.

(ii)
for Mr. Colosi in 2016, 20,000 service based restricted stock units granted on January 8, 2015 at $34.77 and 49,105 performance based restricted stock units granted on November 19, 2015 at $34.11; for Mr. Colosi in 2015, 20,000 service based restricted stock units granted on January 8, 2015 at $34.77, and 37,565 performance based restricted stock units granted on January 8, 2015 at $34.77; and for Mr. Colosi in 2014, 50,000 service based restricted stock units granted on January 6, 2012 at $15.20.

(iii)
for Ms. Catlett in 2016, 10,000 service based restricted stock units granted on January 8, 2015 at $34.77; for Ms. Catlett in 2015, 10,000 service based restricted stock units granted on

    January 8, 2015 at $34.77; and for Ms. Catlett in 2014, 8,500 service based restricted stock units granted on January 15, 2014 at $26.68.

  (iv)
  for Mr. Jacobsen in 2016, 10,000 service based restricted stock units granted on February 11, 2016 at $35.67 and 2,125 service based restricted stock units granted on February 26, 2016 at $42.57.

(6)
In comparing the grant date stock value and the vesting date stock value for the service based restricted stock units and/or performance based restricted stock units attributable to the applicable fiscal year for each executive officer, the difference in compensation for each executive officer is directly connected to the increase and/or decrease in the share price, which is consistent with our compensation philosophy for our executive officers (more particularly described above).

Grants of Plan-Based Awards in Fiscal Year 2016

        The following table presents information with respect to grants of stock awards to the applicable Named Executive Officers during fiscal year 2016.

Grants of Plan-Based Awards Table

		Estimated Future Payouts Under Equity Incentive Plan Awards(1)				All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	Grant Date Fair Value of Stock and Option Awards ($)(3)
Name	Grant Date	Minimum	Target		Maximum
W. Kent Taylor
Performance Based RSUs vesting January 8, 2018	November 10, 2016	—	85,000	(4)	170,000	—	3,580,200
Scott M. Colosi
Performance Based RSUs vesting January 8, 2018	November 10, 2016	—	30,000	(4)	60,000	—	1,263,600
Celia Catlett S. Chris Jacobsen
Service Based RSUs vesting January 8, 2017	February 11, 2016	—	—		—	10,000	356,700
Service Based RSUs vesting January 8, 2018	February 11, 2016	—	—		—	10,000	356,700
Service Based RSUs vesting January 8, 2019	February 11, 2016	—	—		—	15,000	535,050
Service Based RSUs vesting February 26, 2017	February 26, 2016	—	—		—	2,125	90,461

(1)
These amounts reflect the minimum, target, and maximum number of shares issuable under performance awards. The related performance targets and certain results are described in detail in the "Compensation Discussion and Analysis".

(2)
Each stock award consists of restricted stock units, where each unit represents the conditional right to receive one share of our common stock upon satisfaction of vesting requirements. See the "Compensation Discussion and Analysis" for the conditions of accelerated vesting upon termination of employment other than for cause.

(3)
Reflects the grant date fair value computed in accordance with FASB ASC Topic 718 of the target number of performance based units and restricted stock units granted to the Named Executive Officers. These are not amounts paid to or received by the Named Executive Officers. For discussion of the assumptions used in determining these values, see Note 12 to the consolidated financial statements in the Company's Annual Report on Form 10-K for the fiscal year ended December 27, 2016.

(4)
The amount represents the target award opportunity. Performance based equity awards with respect to fiscal 2016 were paid at 163.7% of the total target amount, based on actual EPS growth of 18.8% and a pre-tax profit (Profit Sharing Pool) of $166,780,848 during fiscal year 2016.

Outstanding Equity Awards

        The following table presents information with respect to outstanding stock option awards, stock awards, and equity incentive plan awards as of December 27, 2016 by the Named Executive Officers.

Outstanding Equity Awards at Fiscal Year End Table

	Option Awards				Stock Awards			Equity Incentive Plan Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
W. Kent Taylor	—	—	NA	NA	30,000	(2)	1,486,800	170,000	(3)	8,425,200
Chairman, Chief Executive Officer
Scott M. Colosi	—	—	NA	NA	60,000	(4)	2,973,600	60,000	(5)	2,973,600
President, Chief Financial Officer
Celia P. Catlett	—	—	NA	NA	30,000	(6)	1,486,800	—		—
General Counsel, Corporate Secretary
S. Chris Jacobsen	—	—	NA	NA	37,125	(7)	1,839,915	—		—
Chief Marketing Officer

(1)
Market value was computed using the Company's closing stock price on December 27, 2016, the date the Company's fiscal year ended, which was $49.56.

(2)
The vesting schedule is as follows: 15,000 shares on January 8, 2017 and January 8, 2018.

(3)
Consists of performance awards which will vest and be earned, if at all, at the time of a determination by our compensation committee that certain Company performance measures have been satisfied. If and to the extent earned, the vesting schedule is as follows: 85,000 shares on each of January 8, 2017 and January 8, 2018.

(4)
The vesting schedule is as follows: 20,000 shares on January 8, 2017 and 40,000 shares on January 8, 2018.

(5)
Consists of performance awards which will vest and be earned, if at all, at the time of a determination by our compensation committee that certain Company performance measures have been satisfied. If and to the extent earned, the vesting schedule is as follows: 30,000 shares on each of January 8, 2017 and January 8, 2018.

(6)
The vesting schedule is as follows: 10,000 shares on January 8, 2017, and 20,000 shares on January 8, 2018.

(7)
The vesting schedule is as follows: 2,125 shares on February 26, 2017, 10,000 shares on each of January 8, 2017 and January 8, 2018, and 15,000 shares on January 8, 2019.

        See the "Compensation Discussion and Analysis" for the conditions of accelerated vesting upon termination of employment other than for cause.

Options Exercised and Stock Vested

        The following table presents information with respect to stock options exercised and stock awards vested during the fiscal year ended December 27, 2016 by the Named Executive Officers.

Option Exercises and Stock Vested Table

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
W. Kent Taylor	—	NA	121,435	4,191,936	(i)
Chairman, Chief Executive Officer
Scott M. Colosi	—	NA	57,603	1,988,456	(ii)
President, Chief Financial Officer
Celia P. Catlett	—	NA	10,000	345,200	(iii)
General Counsel, Corporate Secretary
S. Chris Jacobsen	—	NA	8,500	359,019	(iv)
Chief Marketing Officer

(1)
To the extent applicable, the value realized upon exercise of options represents the difference between the market value of the underlying securities at exercise and the exercise price of the options.

(2)
The value realized upon vesting of restricted stock units represents the fair value of the underlying shares based on the closing price of the Company's common stock on the trading day immediately preceding the vesting date, which is in accordance with the following:

(i)
$34.52 with respect to the 15,000 service based restricted stock units which vested on January 8, 2016, and $34.52 with respect to the 106,435 performance based restricted stock units which vested on January 8, 2016 but became reportable on February 19, 2016.

(ii)
$34.52 with respect to the 20,000 service based restricted stock units which vested on January 8, 2016, and $34.52 with respect to the 37,603 performance based restricted stock units which vested on January 8, 2016 but became reportable on February 19, 2016.

(iii)
$34.52 with respect to the 10,000 restricted stock units which vested on January 8, 2016.

(iv)
$42.13 with respect to the 2,125 service based restricted stock units which vested on February 27, 2016, $43.46 with respect to the 2,125 service based restricted stock units which vested on May 9, 2016, $44.58 with respect to the 2,125 service based restricted stock units which vested on August 8, 2016, and $38.78 with respect to the 2,125 service based restricted stock units which vested on November 7, 2016.

Termination, Change of Control and Change of Responsibility Payments

        If a Named Executive Officer had resigned or been terminated for cause prior to the expiration of the term of his or her Current Employment Agreement, the officer would have received payment of his or her annual base salary then in effect through the date of resignation or termination.

        If a Named Executive Officer had been terminated prior to the expiration of the term of his or her Current Employment Agreement as a result of death or disability, such officer's beneficiary or estate would have been entitled to receive an amount equal to such officer's annual base salary then in effect through the date of termination due to death or disability, plus any earned but unpaid bonus, plus the amount of such officer's annual base salary then in effect for 180 days following the termination, plus a fixed bonus amount as follows: for Mr. Taylor, $262,500; for Mr. Colosi, $175,000; for Ms. Catlett, $62,500; and for Mr. Jacobsen, $62,500.

        The following table lists the estimated amounts payable to a Named Executive Officer pursuant to the Current Employment Agreements if his or her employment had been terminated without cause unrelated to a change of control on December 27, 2016, the last day of our fiscal year, provided that each officer signed a full release of all claims against us.

Termination Payments Table

Name	Estimated Cash Payments ($)(1)	Estimated Value of Newly Vested Stock Awards ($)(2)	Total ($)
W. Kent Taylor	100	9,912,000	9,912,100
Chairman, Chief Executive Officer
Scott M. Colosi	969,813	5,947,200	6,917,013
President, Chief Financial Officer
Celia P. Catlett	402,721	1,486,800	1,889,521
General Counsel, Corporate Secretary
S. Chris Jacobsen	415,050	1,839,915	2,254,965
Chief Marketing Officer

(1)
Mr. Taylor is entitled to a crisp $100 bill upon the termination of his employment without cause. If the employment of Mr. Colosi had been terminated under those circumstances, he would have received any bonus for a year already ended (even if not yet paid at termination), plus the proportionate share of his annual base salary then in effect ($450,000) for 180 days, plus $175,000. If the employment of Ms. Catlett had been terminated under those circumstances, she would have received any bonus for a year already ended (even if not yet paid at termination), plus the proportionate share of her annual base salary then in effect ($275,000) for 180 days, plus $62,500. If the employment of Mr. Jacobsen had been terminated under those circumstances, he would have received any bonus for a year already ended (even if not yet paid at termination), plus the proportionate share of his annual base salary then in effect ($300,000) for 180 days, plus $62,500.

(2)
Each officer's restricted stock units would have become immediately vested upon a termination of his or her employment without cause. The amounts shown in this column represent the value of the restricted stock units at the closing price of our common stock on December 27, 2016, which was $49.56. The number of restricted stock units which would have vested on that date is shown in "Outstanding Equity Awards." None of the Named Executive Officers had unvested stock options as of December 27, 2016.

        The following table lists the estimated amounts payable to a Named Executive Officer if his or her employment had been terminated without cause following a change of control, or if any of the officers had resigned his or her position for good reason following a change of control, on December 27, 2016, the last day of our fiscal year, provided that each officer signed a full release of all claims against us.

 Change in Control, Change in Responsibilities Payments Table

Name	Estimated Cash Payments ($)(1)	Estimated Value of Newly Vested Stock Awards ($)(2)	Total ($)
W. Kent Taylor	1,915,095	9,912,000	11,827,095
Chairman, Chief Executive Officer
Scott M. Colosi	1,377,827	5,947,200	7,325,027
President, Chief Financial Officer
Celia P. Catlett	607,619	1,486,800	2,094,419
General Counsel, Corporate Secretary
S. Chris Jacobsen	1,057,893	1,839,915	2,897,808
Chief Marketing Officer

(1)
If the employment of any of the officers had been terminated without cause following a change of control, or if any of the officers had resigned his or her position for good reason following a change of control, the officer would have received the amount of his or her then current base salary and target incentive bonus through the end of the term of the officer's employment agreement, but not less than one year. Had an officer's employment been so terminated on December 27, 2016, each of Messrs. Colosi and Taylor and Ms. Catlett would have received payment through January 7, 2018, and Mr. Jacobsen would have received payment through January 7, 2019.

  The table below details the estimated payment for each officer.

Name	Salary ($)	Bonus ($)	Total Estimated Payments ($)
W. Kent Taylor	530,753	1,384,342	1,915,095
Chairman, Chief Executive Officer
Scott M. Colosi	454,932	922,895	1,377,827
President, Chief Financial Officer
Celia P. Catlett	278,014	329,605	607,619
General Counsel, Corporate Secretary
S. Chris Jacobsen	603,288	454,605	1,057,893
Chief Marketing Officer
(2)
Each officer's restricted stock units would have become immediately vested upon a termination of his or her employment without cause following a change of control, or if any of the officers had resigned his or her position for good reason following a change of control. In addition, if either or both of Messrs. Taylor and Colosi had not yet been granted performance based restricted stock units for either or both of the second or third years of his employment agreement, they would be issued the target number of units set forth in their respective Current Employment Agreements and as more particularly identified in the Grants of Plan-Based Awards Table above for each such year. The amounts shown in this column represent the value of the restricted stock units at the closing price of our common stock on December 27, 2016, which was $49.56. The number of restricted stock units which would have vested on that date are shown in "Outstanding Equity Awards". None of the Named Executive Officers had unvested stock options as of December 27, 2016.

AUDIT COMMITTEE REPORT

        The audit committee of the Board is composed of four directors, all of whom meet the criteria for independence under the applicable NASDAQ and SEC rules and the Sarbanes-Oxley Act. The audit committee acts under a written charter adopted by the Board, a copy of which is available on the Company's website at www.texasroadhouse.com.

        The audit committee has prepared the following report on its activities and with respect to the Company's audited consolidated financial statements for the fiscal year ended December 27, 2016 (the "Audited Financial Statements").

  •
  The audit committee met 15 times during fiscal year 2016. The audit committee's meetings included private sessions with the Company's independent auditors and internal auditors, as well as executive sessions consisting of only audit committee members. The audit committee also met periodically in private sessions with management, including each of the Named Executive Officers;

  •
  The audit committee reviewed the acknowledgement process for the Company's Code of Conduct, and the corresponding results;

  •
  The audit committee reviewed the scope, plans and results of the testing performed by the Company's internal auditors and independent auditors in their assessments of internal control over financial reporting;

  •
  The audit committee reviewed matters submitted to it via the Company's whistleblower hotline and/or other reporting mechanisms regarding concerns about allegedly questionable financial, accounting and/or auditing matters (if any);

  •
  The audit committee reviewed with management, including the internal auditors and the General Counsel, and the independent auditors, the Company's practices with respect to risk assessment and risk management. The overall adequacy and effectiveness of the Company's legal, regulatory and ethical compliance programs were also reviewed, as well as the Company's cybersecurity controls and system standards;

  •
  The audit committee reviewed with the General Counsel the Company's disclosures with respect to current lawsuits;

  •
  The audit committee reviewed comment letters received from the Securities and Exchange Commission, if any, together with management's response to such letters;

  •
  The audit committee pre-approved all audit, audit-related and permissible non-audit services provided to the Company by KPMG LLP, the Company's independent auditors for the fiscal year 2016, before management engaged the independent auditors for those purposes, pursuant to and in accordance with the Texas Roadhouse, Inc. Policy for Pre-Approval of Services Provided by External Audit Firm (which is available on the Company's website, www.texasroadhouse.com);

  •
  On a quarterly basis, the audit committee discussed with KPMG LLP the matters required to be discussed by the Public Company Accounting Oversight Board Auditing Standard No. 16, Communications with Audit Committees;

  •
  The audit committee discussed with KPMG LLP their written disclosures and letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditors' communications with the audit committee concerning independence;

  •
  The audit committee reviewed the selection, application and disclosure of critical accounting policies;

  •
  The audit committee reviewed the Company's earnings press releases prior to issuance;

  •
  The audit committee reviewed and discussed the Company's Audited Financial Statements for the fiscal year 2016 with management and the independent auditors;

  •
  The audit committee reviewed the Company's Quarterly and Annual Reports on Form 10-Q and Form 10-K prior to filing with the SEC; and

  •
  Based on the review and discussion referred to above, and in reliance thereon, the audit committee recommended to the Board that the Audited Financial Statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 27, 2016, for filing with the SEC.

        All members of the audit committee concur in this report.

  Gregory N. Moore, Chair
  James F. Parker
  James R. Ramsey
  James R. Zarley

Related Party Transactions

        The audit committee's charter provides that the audit committee will review and approve any transactions between us and any of our executive officers, directors, and 5% shareholders, or any members of their immediate families, in which the amount involved exceeds the threshold limits established by the regulations of the SEC. In reviewing a related-party transaction, the audit committee considers the material terms of the transaction, including whether the terms are generally available to an unaffiliated third party under similar circumstances. Unless specifically noted, the transactions described below were entered into before our initial public offering and the subsequent formation of the audit committee.

Grants of Franchise or License Rights

        We have licensed or franchised restaurants to companies owned in part by current executive officers. The licensing or franchise fees paid by these companies to us range from 0.0% to 4.0% of restaurant sales, which is less than the amount we typically charge to franchisees. We believe that allowing certain executive officers with ownership interests in our restaurants that pre-dated our initial public offering to continue to maintain those ownership interests adds an ongoing benefit to the Company by making the executive officers more invested in the overall success of the brand. Ownership of franchised restaurants by our current executive officers is listed below.

Restaurant	Name and Ownership	Initial Franchise Fee	Royalty Rate	Royalties Paid to Us in Fiscal Year 2016 ($)	Management or Supervision Fees Paid to Us in Fiscal Year 2016 ($)
Billings, MT	W. Kent Taylor (27.5%)	—	4.0%	167,302	23,900
	Scott M. Colosi (2.0%)
Everett, MA	W. Kent Taylor (28.75%)	—	4.0%	228,371	32,625
Fargo, ND	Scott M. Colosi (5.05%)	—	4.0%	163,229	22,821
Lexington, KY	W. Kent Taylor (5.0%)	—	2.0%	103,590	—
McKinney, TX	Scott M. Colosi (2.0%)	—	4.0%	202,980	28,997
Melbourne, FL	W. Kent Taylor (17.0%)	—	—	—	113,534
Muncie, IN	W. Kent Taylor (4.91%)	—	—	50,000	—
Omaha, NE	Scott M. Colosi (10.99%)	—	4.0%	167,656	23,951
Port Arthur, TX	W. Kent Taylor (15.0%)	—	4.0%	175,131	25,019
	Scott M. Colosi (3.0%)
Wichita, KS	W. Kent Taylor (24.05%)	—	4.0%	281,459	40,208
	Scott M. Colosi (4.0%)

        For the 2016 fiscal year, the total amount of distributions received by W. Kent Taylor and Scott Colosi relating to their ownership interests in the above-referenced franchised restaurants were $1,821,990 and $176,824, respectively. These amounts do not reflect compensation paid by the Company to Mr. Taylor and/or Mr. Colosi during the 2016 fiscal year; rather, these amounts were paid by the applicable franchise entity and reflect a return on investment in these separate restaurant locations.

        On March 19, 2004, we entered into a preliminary franchise agreement with a company which is 95% owned by W. Kent Taylor to develop a restaurant at a location which is to be determined. The terms of the preliminary franchise agreement provide for no initial franchise fees and royalties of 3.5% of restaurant sales. During 2016, we received no payment from this franchise restaurant, as none was due.

        The franchise agreements and preliminary franchise agreement that we have entered into with our executive officers contain the same terms and conditions as those agreements that we enter into with our other domestic franchisees except, in some instances, the initial franchise fees and the royalty rates, which are currently $40,000 and 4.0%, respectively, for our other domestic franchisees. We have the contractual right, but not the obligation, to acquire the restaurants owned by our executive officers based on a pre-determined valuation formula which is the same as the formula contained in the domestic franchise agreements that we have entered into with other franchisees with whom we have such rights. A preliminary agreement for a franchise may be terminated if the franchisee does not identify and obtain our approval of its restaurant management personnel, locate and obtain our approval of a suitable site for the restaurant or does not demonstrate to us that it has secured necessary capital and financing to develop the restaurant. Once a franchise agreement has been entered into, it may be terminated if the franchisee defaults in the performance of any of its obligations under the agreement, including its obligations to operate the restaurant in strict accordance with our standards and specifications. A franchise agreement may also be terminated if a franchisee becomes insolvent, fails to make its required payments, creates a threat to the public health or safety, ceases to operate the restaurant or misuses the Texas Roadhouse trademarks.

Other Related Transactions

        We entered into real estate lease agreements for franchise restaurants located in Everett, MA, of which W. Kent Taylor beneficially owns 28.75% and Fargo, ND, of which Scott M. Colosi owns 5.05%, before our granting franchise rights for those restaurants. We have subsequently assigned the leases to the franchisees, but we remain contingently liable if a franchisee defaults under the terms of a lease. The Everett lease expires in February 2018, and the Fargo lease expires in July 2021.

        In 2016, W. Kent Taylor loaned $300,000 to Texas Roadhouse of Billings, LLC for capital improvements. We own 5.0% of the franchise entity, Mr. Taylor beneficially owns 27.5% of the franchise entity, and Mr. Colosi beneficially owns 2.0% of the franchise entity. The loan has a maturity date of January 15, 2018 and has an interest rate of LIBOR plus 0.44%.

PRESENTATION OF PROPOSALS

PROPOSAL 1

ELECTION OF DIRECTORS

        The Company's by-laws provide for not less than one and not more than 15 directors. Our Board currently consists of six directors. At the Annual Meeting, we are electing two directors for a term of one year each. Although it is not anticipated that any of the nominees listed below will decline or be unable to serve, if that should occur, the proxy holders may, in their discretion, vote for a substitute nominee.

Nominee for Election as a Director

        Set forth below are the Board members who will stand for re-election at the Annual Meeting, together with their age, all Company positions and offices they currently hold, and the year in which they joined the Board.

Name	Age	Position or Office	Director Since
James R. Ramsey	68	Director	2004
James R. Zarley	72	Director	2004

Recommendation

        THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE ELECTION OF THE NOMINEES FOR THE DIRECTORS OF THE COMPANY SET FORTH ABOVE FOR ONE YEAR EACH.

PROPOSAL 2

RATIFICATION OF INDEPENDENT AUDITORS

        As more particularly described in this proxy statement, the audit committee is directly responsible for managing the Company's independent auditors, which includes, without limitation, (i) pre-approving all audit and permitted non-audit services provided by our independent auditors, and (ii) the appointment, compensation, retention and oversight of the Company's independent auditors. In connection with the same and pursuant to its charter, the audit committee has appointed the firm of KPMG LLP to serve as the independent auditors to audit the consolidated financial statements and the internal control over financial reporting of the Company for the fiscal year which ends on December 26, 2017. The Board and the audit committee jointly agree that the continued retention of KPMG LLP is in the best interest of the Company and its shareholders. Accordingly, a resolution will be presented at the Annual Meeting to ratify the appointment of KPMG LLP. If the shareholders fail to ratify the appointment of KPMG LLP, the audit committee will take this result into account when appointing an independent auditor for fiscal year 2017. Even if the appointment is ratified, the audit committee in its discretion may direct the appointment of a different independent registered public accounting firm as the Company's independent auditors at any time during the year if the audit committee believes that such a change would be in the best interests of the Company and its shareholders. One or more representatives of KPMG LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

Fees Paid to the Independent Auditors

        We paid the following fees to KPMG LLP for fiscal years 2016 and 2015:

	2016	2015
Audit Fees	710,000	600,000
Audit-related Fees	—	—
Tax Fees	64,534	31,929
All Other Fees	24,279	50,366

	798,813	682,295

  Audit Fees

        KPMG LLP charged $710,000 in fiscal year 2016 and $600,000 in fiscal year 2015 for audit fees. These include professional services in connection with the audit of the Company's annual financial statements and its internal control over financial reporting. They also include reviews of the Company's financial statements included in the Company's Quarterly and Annual Reports on Form 10-Q and Form 10-K and for services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements for the fiscal years shown. Finally, the fees for fiscal year 2016 contain $80,000 relating to an accounting software conversion which the Company undertook in fiscal year 2016.

  Audit-related Fees

        KPMG LLP did not charge the Company for any audit-related services in fiscal years 2016 or 2015.

  Tax Fees

        KPMG LLP charged $65,534 for tax consulting services in fiscal year 2016 and $31,929 for tax consulting services in fiscal year 2015.

  All Other Fees

        KPMG LLP charged $24,279 for permissible non-audit services in fiscal year 2016 and $50,366 for permissible non-audit services in fiscal year 2015. These include professional services in connection with the preparation and delivery of training materials on cybersecurity in fiscal year 2015 and global anti-bribery and anti-corruption policies in fiscal year 2016 and 2015.

Pre-approval Policies and Procedures

        The audit committee pre-approved all audit, audit-related and permissible non-audit services provided to the Company by KPMG LLP before management engaged the auditors for those purposes. The policy of the committee is to review all engagement letters for accounting firms for non-audit services.

Recommendation

        THE BOARD RECOMMENDS A VOTE "FOR" THE RATIFICATION OF KPMG LLP AS THE COMPANY'S INDEPENDENT AUDITORS FOR THE FISCAL YEAR 2017.

PROPOSAL 3

ADVISORY VOTE ON APPROVAL OF EXECUTIVE COMPENSATION

        The Board of Directors requests shareholder approval of the compensation of the Company's Named Executive Officers as described in the "Compensation Discussion and Analysis," the Executive Compensation section and the other related executive compensation tables and related discussions in this proxy statement. As an advisory vote, the outcome of the voting on this proposal is not binding upon the Company; however, the compensation committee, which is responsible for establishing and administering the Company's executive compensation program, values the opinions expressed by shareholders on this proposal and will consider the outcome of the vote when making future compensation decisions for Named Executive Officers. Additionally, the compensation committee invites shareholders to express any questions or concerns regarding the Company's compensation philosophy for Named Executive Officers by correspondence addressed to Texas Roadhouse, Inc. Compensation Committee, 6040 Dutchmans Lane, Louisville, KY 40205.

        The objective of the compensation committee in setting and evaluating the compensation of our Named Executive Officers is to promote the sustained profitability of the Company. Compensation for the Named Executive Officers is divided into three key components: (1) base salary, which provides a secure base of compensation and serves to motivate and retain our Named Executive Officers; (2) a cash bonus, which rewards our Named Executive Officers for the success of the Company as measured by growth in the Company's earnings per diluted share and its overall pre-tax profit, and for each officer's individual contribution to that success; and (3) grants of restricted stock units, which offer the Named Executive Officers a financial interest in the long-term success of the Company and align their interests with those of our shareholders. The compensation packages for our Named Executive Officers offer base salaries and target cash bonus amounts which are modest within the casual dining restaurant sector and feature restricted stock unit awards, the value of which is dependent upon the performance of the Company and the price of our common stock.

        The underlying philosophy reflected by this approach is that, because a significant amount of each officer's compensation lies in the value of the restricted stock units granted, the officers are motivated to continually improve the Company's performance in the hope that the performance will be reflected by the stock price on the vesting date of their restricted stock units and beyond. In addition, by conditioning a significant portion of our Chief Executive Officer's and our President's restricted stock unit grants upon the achievement of defined performance goals to be established by the compensation committee, we have created a more direct relationship between the compensation of our top executives and shareholder value, while also achieving what we believe is the right combination of rewards and incentives to drive Company performance without encouraging unnecessary or excessive risk taking. Overall, we believe this approach provides the Named Executive Officers with a compensation package which promotes the sustained profitability of the Company and aligns the interests of our executive officers with those of our shareholders. The compensation packages also reflect a pragmatic response to external market conditions; that is, total compensation that is competitive with comparable positions in similar industries, including the casual dining sector of the restaurant industry, but which is reasonable and in the best interests of our shareholders.

        This structure, along with the culture and values of our Company, allows the Company to attract and retain top talent, while also encouraging our officers to keep their focus on key strategic financial and operational goals. The Board was pleased to receive shareholder approval of the compensation packages of our Named Executive Officers in the advisory vote at the 2016 annual meeting and again requests approval of the compensation packages of our Named Executive Officers.

Recommendation

        THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE EXECUTIVE COMPENSATION DETAILED IN THIS PROXY STATEMENT.

PROPOSAL 4

ADVISORY VOTE ON THE FREQUENCY OF THE ADVISORY VOTE ON EXECUTIVE
COMPENSATION

        This Proposal 4 provides shareholders the opportunity to cast an advisory vote on how frequently they would like to cast advisory votes on executive compensation (a "say-on-pay" vote). Under this Proposal 4, shareholders may vote to conduct a say-on-pay vote every year, every two years or every three years. As an advisory vote, the outcome of the voting on this proposal is not binding upon the Company; however, the Board values the opinions expressed by shareholders in their vote on this proposal.

        After careful consideration and review of past votes by our shareholders on the same issue, together with prior communications with our investors and shareholders, the Board recommends that the shareholders select every year as the frequency with which say-on-pay votes will be conducted. The Board values the input of our shareholders on executive compensation matters. The Board believes that an annual advisory vote allows our shareholders the opportunity to provide direct and timely input on the Company's executive compensation philosophy, policies and practices that more accurately reflect the shareholders' then-current sentiment on the performance of the Company and its Named Executive Officers. Therefore, the Board believes it is in the best interest of the shareholders to have an annual vote on executive compensation.

Recommendation

        THE BOARD RECOMMENDS THAT SHAREHOLDERS SELECT "EVERY YEAR" AS THE FREQUENCY WITH WHICH SAY ON PAY VOTES WILL BE CONDUCTED.

PROPOSAL 5

ADVISORY VOTE ON A SHAREHOLDER PROPOSAL REGARDING THE ISSUANCE OF A
SUSTAINABILITY REPORT BY THE COMPANY

        The Calvert Small Cap Fund is the beneficial owner of at least $2,000 in market value of shares of our Common Stock and intends to submit a resolution to the shareholders for approval at the Annual Meeting. We will provide the proponent's address to any shareholder promptly upon written request. The text of the proponent's resolution and supporting statement appear below, printed verbatim from its submission. We disclaim all responsibility for the content of the proposal and the supporting statement, including sources referenced therein.

Shareholder Proposal

  "Resolved: Shareholders request Texas Roadhouse issue a sustainability report describing the company's present policies, performance, and improvement targets related to key environmental, social, and governance (ESG) risks and opportunities. The report should be available on the company's website within one year of its 2017 annual meeting, prepared at reasonable cost, and omitting proprietary information.

  Supporting Statement:

  We believe tracking and reporting on ESG business practices better positions companies to manage risks and opportunities in a transforming business environment characterized by finite natural resources, changing legislation, and heightened public expectations for corporate accountability. Reporting also helps companies gain strategic value from existing sustainability efforts, identify gaps and opportunities in products and processes, develop company-wide communications, publicize innovative practices, and receive feedback.

  Support for, and the practice of, sustainability reporting continues to gain momentum:

  •
  In 2015, KPMG found that of 4,500 global companies 73% had sustainability reports.

  •
  The United Nationals Principles for Responsible Investment has more than 1,500 signatories with $62 trillion in assets. These members publicly commit to: "seek appropriate disclosure on ESG issues by the entities in which [they] invest" and to "incorporate ESG issues into investment analysis and decision making."

  Currently, Texas Roadhouse does not publish a sustainability report, nor does it disclose comparable information on its website. The lack of transparency prevents shareholders from understanding how Texas Roadhouse is managing its most material ESG issues which according to the Sustainable Accounting Standards Board (SASB) include energy and water management, food safety, labor relations, and raw materials sourcing, to name a few.

  While sustainability reporting is not yet required in the United States, it is increasingly expected by companies' shareholders and stakeholders. Furthermore, investors consult financial data providers, such as Bloomberg, MSCI, and Sustainalytics to evaluate companies' sustainability performance. Despite the lack of reporting on ESG matters by Texas Roadhouse, the company is being rated on its ESG policies and performance, and it is being compared to industry peers. Because some of this analysis is based on estimates, this information may not always accurately reflect the company's actual performance. By telling a coherent ESG story, Texas Roadhouse can demonstrate how its values drive its practices and performance.

  For example, Darden Restaurants, the owner of Olive Garden and Capital Grille, set goals in 2010 to reduce waste, water consumption, and energy use at its restaurants. In 2015, Darden reported,

  "In addition to reducing our overall environmental footprint, Darden is also realizing financial benefits through the pursuit of these targets."

  We recommend that the report include a company-wide review of policies, practices and metrics related to ESG performance. The World Federation of Exchanges (WFE) guidance for listed companies or the Global Reporting Initiative (GRI) index may provide helpful guidance for Texas Roadhouse. The GRI Guidelines are the most widely used reporting framework, enabling companies to focus on their most important ESG issues."

Board's Opposition Statement

        After careful consideration, the Board unanimously recommends that the shareholders vote AGAINST this shareholder proposal.    The Company takes the issue of sustainability and corporate social responsibility extremely seriously. This is evident from our long history of dedication to corporate citizenship and the manner in which we often consider environmental, economic and social sustainability effects as a part of our decision-making. The Company endeavors to conduct its business in compliance with all applicable laws and codes, including, without limitation, environmental, health and safety regulations. Moreover, the Company is committed to operating its business with honesty and integrity, which is demonstrated through the maintenance of an active Compliance Program and Code of Conduct intended to promote ethics and integrity.

        We believe that the preparation and issuance of a sustainability report sought by this shareholder proposal would not be an efficient use of the Company's time, money and resources and would produce little benefit for the Company's shareholders. The shareholder proposal specifically recommends the use of the Global Reporting Initiative ("GRI") index in connection with the preparation of the shareholder's requested sustainability report. GRI is an international independent organization based in Europe that is primarily focused on assisting businesses, governments and other organizations in understanding their impact on critical sustainability issues. The Company believes that the guidelines provided by GRI are primarily relevant for much larger corporations, especially those corporations that have extensive international operations in developing countries.

        Moreover, and in furtherance of the Company's existing dedication to environmental, economic and social sustainability, prior to our receipt of this shareholder proposal in 2016, the Company engaged Charlestown Orwig to assist in the creation of a sustainability report supported by unanimous approval from the Board. During the 2017 fiscal year, Charlestown Orwig will be working with the Company to identify both current sustainability successes for our brand as well as future opportunities for continued betterment, and to determine the most effective manner for the Company to communicate those messages to the public and our shareholders. We anticipate that a comprehensive sustainability report will be completed by Charlestown Orwig and available on the Company's website during fiscal year 2017.

        As more particularly described above, we agree that environmental, economic and social sustainability is an important area of focus for the Company. However, given our existing dedication to corporate citizenship and the fact that we have already commissioned a sustainability report that is scheduled to be placed on the Company's website during fiscal year 2017, the Board believes the preparation of the sustainability report requested by this shareholder proposal would be duplicative, would not be an efficient use of the Company's time, money and resources and would produce little benefit for the Company's shareholders. Therefore, the Board recommends that the shareholders vote against this shareholder proposal.

Recommendation

  THE BOARD RECOMMENDS A VOTE "AGAINST" THE SHAREHOLDER PROPOSAL.

SHAREHOLDER PROPOSALS

        Under Rule 14a-8 promulgated under the Exchange Act, shareholders may present proposals to be included in the Company proxy statement for consideration at the next annual meeting of its shareholders by submitting their proposals to the Company in a timely manner. Any such proposal must comply with Rule 14a-8.

        The Company's by-laws, a copy of which is available on the Company's website, www.texasroadhouse.com, require shareholders who intend to propose business for consideration by shareholders at the 2018 Annual Meeting, other than shareholder proposals that are included in the proxy statement, to deliver written notice to the principal executive offices of the Company on or before December 8, 2017. This notice must include a description of the business desired to be brought before the annual meeting, the name and address of the shareholder proposing such business and of the beneficial owner, if any, on whose behalf the business is being brought, the class, series and number of shares of the Company which are beneficially owned by the shareholder and such other beneficial owner and any material interest of the shareholder and such other beneficial owner in such business. Similar requirements are set forth in the Company's by-laws with respect to shareholders desiring to nominate candidates for election as director. Exchange Act rules permit management to vote proxies in its discretion in certain cases if the shareholder does not comply with these deadlines, and in certain other cases notwithstanding the shareholder's compliance with these deadlines. If a shareholder submitting a matter to be raised at the Company's next annual meeting desires that such matter be included in the Company's proxy statement for that meeting, such matter must be submitted to the Company no later than December 8, 2017.

        The rules of the SEC set forth standards for what shareholder proposals the Company is required to include in a proxy statement for an annual meeting.

SHAREHOLDERS' COMMUNICATIONS WITH THE BOARD

        Shareholders that want to communicate in writing with the Board, or specific directors individually, may send proposed communications to the Company's General Counsel and Corporate Secretary, Celia Catlett, at 6040 Dutchmans Lane, Louisville, Kentucky 40205. The proposed communication will be reviewed by Ms. Catlett and by the audit committee. If the communication is appropriate and serves to advance or improve the Company or its performance, it will be forwarded to the Board or the appropriate director.

FORM 10-K

        The Company's Annual Report on Form 10-K for the fiscal year ended December 27, 2016, accompanies this proxy statement. The Company's Annual Report does not form any part of the material for solicitation of proxies.

        Any shareholder who wishes to obtain, without charge, a copy of the Company's Annual Report on Form 10-K for the fiscal year ended December 27, 2016, which includes financial statements, and is required to be filed with the SEC, may access it at www.texasroadhouse.com in the Investors section or may send a written request to Celia Catlett, General Counsel and Corporate Secretary, Texas Roadhouse, Inc., 6040 Dutchmans Lane, Louisville, Kentucky 40205.

 OTHER BUSINESS

        The Board is not aware of any other matters to be presented at the Annual Meeting other than those set forth herein and routine matters incident to the conduct of the meeting. If any other matters should properly come before the Annual Meeting or any adjournment or postponement thereof, the persons named in the proxy, or their substitutes, intend to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors,
Celia Catlett Corporate Secretary

Louisville, Kentucky
April 7, 2017

Please vote your shares through any of the methods described on the proxy card as promptly as possible, whether or not you plan to attend the Annual Meeting in person. If you do attend the Annual Meeting, you may still vote in person, since the proxy may be revoked at any time before its exercise by delivering a written revocation of the proxy to the Company's Corporate Secretary.

MMMMMMMMMMMM . Texas Roadhouse, Inc. Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. q PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q Proposals — The Board recommends a vote FOR the nominees, FOR Proposals 2 and 3, EVERY YEAR for Proposal 4, and AGAINST Proposal 5. 1. Election of Directors: 01 - James R. Ramsey + ForAgainst Abstain For Withhold For Withhold 02 - James R. Zarley For Against Abstain 2. Proposal to ratify independent public accounting firm for 2017. 3. Say on Pay - An advisory vote on the approval of executive compensation. Every Year Every Two Years Every Three Years ForAgainst Abstain Abstain 4. Say When on Pay - An advisory vote on the frequency of the advisory vote on executive compensation. 5. Advisory vote on a shareholder proposal regarding the issuance of a sustainability report. Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. + 1 U P X 3 2 1 5 3 9 2 02IU7C MMMMMMMMM B A Annual Meeting Proxy Card X IMPORTANT ANNUAL MEETING INFORMATION

. q PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q Proxy — Texas Roadhouse, Inc. Notice of 2017 Annual Meeting of Shareholders 6040 Dutchmans Lane, Louisville, Kentucky 40205 Proxy Solicited by Board of Directors for Annual Meeting – May 18, 2017 Celia Catlett or Scott Colosi, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of Texas Roadhouse, Inc. to be held on May 18, 2017 or at any postponement or adjournment thereof. Shares represented by this proxy will be voted by the shareholder. If no such directions are indicated, the Proxies will have authority to vote FOR the nominees, FOR Proposals 2 and 3, EVERY YEAR for Proposal 4, and AGAINST Proposal 5. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. (Items to be voted appear on reverse side.)

MMMMMMMMMMMM . MMMMMMMMMMMMMMM C123456789 Texas Roadhouse, Inc. 000004 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext ENDORSEMENT_LINE______________ SACKPACK_____________ Electronic Voting Instructions You can vote by Internet or telephone! Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Eastern Time, on May 18, 2017. Vote by Internet • Go to www.investorvote.com/TXRH • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. q IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q Proposals — The Board recommends a vote FOR the nominees, FOR Proposals 2 and 3, EVERY YEAR for Proposal 4, and AGAINST Proposal 5. 1. Election of Directors: 01 - James R. Ramsey + ForAgainst Abstain For Withhold For Withhold 02 - James R. Zarley For Against Abstain 2. Proposal to ratify independent public accounting firm for 2017. 3. Say on Pay - An advisory vote on the approval of executive compensation. Every Year Every Two Years Every Three Years ForAgainst Abstain Abstain 4. Say When on Pay - An advisory vote on the frequency of the advisory vote on executive compensation. 5. Advisory vote on a shareholder proposal regarding the issuance of a sustainability report. Non-Voting Items Change of Address — Please print your new address below. Comments — Please print your comments below. Meeting Attendance Mark the box to the right if you plan to attend the Annual Meeting. Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. MMMMMMMC 1234567890 J N T MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND + 1 U P X3 2 1 5 3 9 1 02IU6C MMMMMMMMM C B A Annual Meeting Proxy Card1234 5678 9012 345 X IMPORTANT ANNUAL MEETING INFORMATION

. q IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q Proxy — Texas Roadhouse, Inc. Notice of 2017 Annual Meeting of Shareholders 6040 Dutchmans Lane, Louisville, Kentucky 40205 Proxy Solicited by Board of Directors for Annual Meeting – May 18, 2017 Celia Catlett or Scott Colosi, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of Texas Roadhouse, Inc. to be held on May 18, 2017 or at any postponement or adjournment thereof. Shares represented by this proxy will be voted by the shareholder. If no such directions are indicated, the Proxies will have authority to vote FOR the nominees, FOR Proposals 2 and 3, EVERY YEAR for Proposal 4, and AGAINST Proposal 5. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. (Items to be voted appear on reverse side.)